As filed with the Securities and Exchange Commission on September 15, 2000

                                                     Registration No. 333-37056

---------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ______________
                                  FORM SB-2
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                          CYCOMM INTERNATIONAL INC.
            (Exact Name of Registrant as Specified in Its Charter)
                               ________________

         WYOMING                                      54-1779046
(State or Other Jurisdiction of                    (I.R.S. Employer
Incorporation or Organization)                    Identification No.)
     ______________                                   ___________

   1420 Springhill Road, Suite 420, McLean, Virginia 22102, (703) 903-9548
             (Address, Including Zip Code, and Telephone Number,
                Including Area Code, of Registrant's Principal
                              Executive Offices)
                                ______________

                                ALBERT I. HAWK
                    President and Chief Executive Officer
                          Cycomm International Inc.
   1420 Springhill Road, Suite 420, McLean, Virginia 22102, (703) 903-9548
          (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent For Service)

                                   Copy to:
                           DAVID J. LEVENSON, ESQ.
                             Mays & Valentine LLP
                       8201 Greensboro Drive, Suite 800
                               McLean, VA 22102
                                (703) 734-4328
                               ________________
       Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this Registration
                                  Statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         Cover of Registration Statement continued on following page


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                                     Page 2


         Cover of Registration Statement continued from previous page


      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                       CALCULATION OF REGISTRATION FEE

                                     Proposed
                                      Maximum       Proposed
                                     Aggregate      Maximum
Title of Each Class of  Amount to    Price Per     Aggregate       Amount of
  Securities to be         be        Security    Offering Price  Registration
      Registered       Registered                                   Fee(9)

Common Shares(1)           366,667     $0.91       $    332,292          $   88
Common Shares(2)         5,000,000     $0.75       $  3,750,000          $  990
Common Shares(3)           700,000     $0.91       $    634,375          $  167
Common Shares(4)         1,034,904     $0.91       $    937,882          $  248
Common Shares(5)         6,550,000     $0.91       $  5,935,938          $1,567
Common Shares(6)            50,000     $0.50       $     25,000          $    7
Common Shares(7)         1,087,500     $0.91       $    985,547          $  260
Common Shares(8)         1,200,000     $0.91       $  1,087,500          $  287
Common Shares(9)         1,000,000     $0.91       $    906,250          $  239
                        ----------                   ----------           -----
Total                   16,989,071                 $ 14,594,784          $3,853
                        ==========                 ============          ======


(1) Shares issued under a private equity placement at a share price of $0.75 per share. The proposed maximum aggregate price per security is calculated as the market value of Cycomm's stock as of September 1, 2000.
(2) Issuable upon exercise of warrants. Warrants have an exercise price of $0.75 per share.
(3) Shares issued under a private equity placement at a share price of $0.60 per share. The proposed maximum aggregate price per security is calculated as the market value of Cycomm's stock as of September 1, 2000.
(4) Shares issued under conversion of a convertible debenture issued under a private placement at a conversion price of $0.50 per share. The proposed maximum aggregate price per security is calculated as the market value of Cycomm's stock as of September 1, 2000.
(5) Shares issued under private equity placements at a share price of $0.50 per share. The proposed maximum aggregate price per security is calculated as the market value of Cycomm's stock as of September 1, 2000.
(6) Issuable upon exercise of options. Options have an exercise price of $0.50 per share.
(7) Shares issued under private equity placements at a share price of $0.40 per share. The proposed maximum aggregate price per security is calculated as the market value of Cycomm's stock as of September 1, 2000.
(8) Shares issued under private equity placements at a share price of $1.00 per share. The proposed maximum aggregate price per security is calculated as the market value of Cycomm's stock as of September 1, 2000.
(9)   Calculated in accordance with Rule 457(g).

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.









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                                     Page 1


      The information in this prospectus is not complete and may be
changed.   We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities in any state where the offer or sale is not permitted.

                                  PROSPECTUS
                          CYCOMM INTERNATIONAL INC.
                      16,989,071 Shares of Common Stock,

                      __________________________________

      This prospectus relates to 16,989,071 shares of our common stock that may be sold by the selling stockholders named under "Selling Shareholders" on page 5. The shares of common stock offered under this prospectus are comprised of 11,939,071 shares issued under private equity placements, 5,000,000 shares underlying warrants to purchase common stock at $0.75 per share and 50,000 shares underlying options to purchase common stock at $0.50 per share. We will not receive any additional proceeds from the sale of the 11,939,071 shares issued under private equity placements. We will receive up to $3,750,000 upon the exercise of the 5,000,000 warrants to purchase common stock, and we will receive up to $25,000 upon the exercise of the options to purchase common stock.

      Shares of Cycomm's common stock are quoted on the OTC Bulletin Board ("OTCBB") under the symbol "CYII." The reported closing per share price for the common stock of Cycomm on the OTCBB on September 1, 2000 was $0.91.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      These securities involve a High Degree of Risk. You should carefully consider the "Risk Factors" beginning on page 5.

                 The date of this prospectus is September 15, 2000


                         RELY ONLY ON THIS PROSPECTUS

     You should rely only on the information incorporated by reference or presented in this prospectus. We have not authorized anyone else to provide you with different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.



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                                     Page 2


                                 TABLE OF CONTENTS

                                                                   PAGE NUMBER


SUMMARY.......................................................         3

FORWARD LOOKING STATEMENTS....................................         3

RISK
FACTORS.......................................................         3

DILUTION......................................................         4

USE OF
PROCEEDS......................................................         4

MARKET FOR COMMON STOCK ......................................         5

DIVIDEND POLICY...............................................         5

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..............         6

DESCRIPTION OF BUSINESS.......................................         10

MANAGEMENT....................................................         11

PRINCIPAL  STOCKHOLDERS.......................................         13

RELATED PARTY TRANSACTIONS....................................         14

DESCRIPTION OF SECURITIES.....................................         14

PLAN OF DISTRIBUTION..........................................         15

SELLING
SHAREHOLDERS..................................................         16

EXPERTS.......................................................         16

LEGAL.........................................................         16

DESCRIPTION OF PROPERTY.......................................         17

LEGAL PROCEEDINGS.............................................         17

WHERE YOU CAN FIND MORE
  INFORMATION.................................................         17

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES....................................         17

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS....................         18


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                                     Page 3


                          CYCOMM INTERNATIONAL INC.

                                   SUMMARY

     We manufacture mobile, rugged computers with wireless communication capabilities. Rugged computers are designed to function in harsh environments such as extreme weather, shock, moisture and vibration, and are sold primarily to police agencies, fire departments, utilities, field services and other mobile workers. All of our products are designed for wireless use. We are currently developing a wireless platform and solution for public safety and other markets for mobile workers. During 1999, we sold two of our subsidiaries: Cycomm Secure Solutions Inc. and Val-Comm, Inc. The proceeds of the sales were used to pay down debt and to provide working capital. The sale also reduced our overhead costs and allowed us to focus on the rugged computer markets and to further develop wireless solutions for our customers.

     Cycomm International Inc. is a Wyoming corporation with its principal office located at 1420 Springhill Road, Suite 420, McLean, VA 22102. The telephone number is (703) 903-9548.

                          FORWARD LOOKING STATEMENTS

     This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about our business and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, as more fully described above and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                 RISK FACTORS

     You should consider carefully the following risks before you decide to buy our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties also may impair our business operations. Any of the following risks may cause our business, financial condition and results of operations to suffer. This could cause the trading price of our common stock to decline and you may lose all or part of the money paid to buy our common stock.

                    WE MAY NOT BE PROFITABLE IN THE FUTURE

     We have accumulated net losses from inception through June 30, 2000 of approximately $61 million. Our losses have resulted principally from the operations of subsidiaries that were sold or shut down prior to December 31, 1999. We have shifted all of our resources to our subsidiary that manufactures rugged, wireless computers. This market has shown potential, but this subsidiary has not been profitable on a stand-alone basis. If we are not profitable, the market price of our stock may decline. Profitable operations depend on a number of factors, many of which are beyond our direct control. The factors include:

o     The demand for our products
o Our ability to manufacture our products efficiently and to control product costs
o     Our ability to increase our manufacturing capacity
o     The level of product and price competition
o     General economic conditions

           WE RELY ON A SINGLE SOURCE FOR SOME OF OUR RAW MATERIALS
            AND OUR BUSINESS COULD SUFFER IF THESE MATERIALS WERE
                   NOT AVAILABLE FROM THEIR CURRENT SOURCE

     We rely on sole sources for some of our raw materials and components.
If these raw materials or components were no longer available, our manufacturing operations could be interrupted until another supplier could be identified, its products validated and trading terms with it negotiated. We cannot be sure that an alternative supplier could be identified in a timely manner, or at all, or that favorable terms could be negotiated with an

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                                     Page 4


alternative supplier. Any disruptions in our manufacturing operations from the loss of a supplier could have a material adverse effect on our results of operations, and potentially damage our relations with our customers.

               WE DEPEND ON KEY PERSONNEL AND MUST CONTINUE TO
                       ATTRACT AND RETAIN KEY PERSONNEL

     Our success depends upon the continued contributions of our executive officers and engineering personnel. The departure of any one of these key individuals could result in setbacks that could adversely affect our success and continuing operations. The success and growth of our company depends upon our ability to identify, recruit and retain key management personnel. The competition for qualified personnel is intense, and there are no assurances that we will be successful in our efforts.

          OUR COMPETITION IS SOMETIMES LARGER AND BETTER KNOWN, WITH
            MORE RESOURCES IN FINANCE, MANUFACTURING AND MARKETING

     We compete in the rugged, wireless computer business with a wide variety of computer manufacturers and repackagers, some of which are larger, better known and have more resources in finance, manufacturing and marketing. We compete based on customization capabilities, price, performance, delivery and quality.

     In the public safety market, we are often required to enter into competitive bids or negotiated contracts with government departments and agencies. In many cases, we are the higher priced bidder for public safety bids. We use many custom made components, which can be more expensive than parts used by our competitors. The parts we use are designed to be much more rugged than parts available commercially. We also make extensive modifications and refinements to our computers in order to meet our customers' needs. While our products are more expensive, they generally function at a higher level of performance and reliability than similar products offered by our competitors.

        WE RELY ON KEY RESELLERS TO MARKET AND DISTRIBUTE OUR PRODUCTS

      Many of our sales are made through resellers. Our resellers approach municipalities and government agencies with total solutions for their mobile computing needs. These resellers typically handle the software integration and installation of our computers into public safety vehicles. Our resellers are an important distribution channel and marketing source for our products. Maintaining good working relationships with our resellers is critical to the success of our company. The loss of one or any of our major resellers could adversely affect our company's success in the future.

                                   DILUTION

     On June 30, 2000, Cycomm had a net tangible book value of $1,186,295 or $0.04 per share (based on 27,014,475 shares outstanding). The net tangible book value is calculated by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock. We will not receive any additional proceeds from the sale of the 11,939,071 shares that have previously been issued under private equity placements. Without considering the possible exercise of the 5,000,000 warrants to purchase common stock or the 50,000 options to purchase common stock included in the prospectus, there will be no dilutive effect related to the sale of the common shares included in the prospectus.

                               USE OF PROCEEDS

     The selling shareholders will receive the proceeds from the sale of 11,939,071 shares of common stock included in this prospectus. If the 5,000,000 warrants to purchase common stock are exercised, we will receive up to $3,750,000. If the 50,000 options to purchase common stock are exercised, we will receive up to $25,000. Cycomm intends to use the proceeds from the exercise of the warrants and options for working capital and for general corporate purposes. We will not receive any proceeds from the sale of shares by the selling shareholders.




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                                     Page 5


                           MARKET FOR COMMON STOCK

      As of December 31, 1998, Cycomm's common stock was traded on The American Stock Exchange ("AMEX") under the symbol "CYI". As of May 5, 1999, the common stock of Cycomm was quoted on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol "CYII".

      The quotations set forth below reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The following tables set forth the reported high and low sales prices as reported by AMEX or OTCBB for the periods indicated:

                                              High                 Low
Year Ended December 31, 2000
      First quarter                          $3.56                $0.66
      Second quarter                          2.31                 0.88

Year Ended December 31, 1999
      First quarter                          $1.88                $0.63
      Second quarter                         $0.81                 0.25
      Third quarter                           0.90                 0.38
      Fourth quarter                          0.72                 0.40

Year Ended December 31, 1998
      First quarter                          $2.69                $1.63
      Second quarter                          3.56                 1.88
      Third quarter                           4.06                 1.56
      Fourth quarter                          2.31                 1.69

      On August 31, 2000, as reported by Cycomm's transfer agent, shares of common stock were held by 1,023 persons, based on the number of record holders, including holders who are nominees for an undetermined number of beneficial owners.

                               DIVIDEND POLICY

      Cycomm has not paid any dividends and has no present intention of paying dividends on the common stock in the foreseeable future as it intends to retain any future earnings to fund operations and the continued development of its business. The declaration and payment of dividends and the amount paid, if any, is subject to the discretion of Cycomm's Board of Directors and will be dependent on the earnings, financial condition, and capital requirements of the Cycomm and any other factors Cycomm's Board of Directors may consider relevant. Cycomm is required to pay dividends on its 10% convertible redeemable preferred stock. Dividends on the preferred stock can be paid in either cash or in shares of Cycomm's common stock. To date, all dividends have been paid in shares of common stock.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

Results of Continuing Operations

During 1999, Cycomm sold two of its subsidiaries: Cycomm Secure Solutions
Inc. ("CSS") and Val-Comm, Inc. The operating results of CSS and Val-Comm for the quarter and the six months ended June 30, 1999 are not included in results from continuing operations, and are classified on separate line items on the income statement.

The results of continuing operations for the quarters ended June 30, 2000 and June 30, 1999 reflect only the results of Cycomm's PCMobile product line and the results of the parent company.

Quarters Ended June 30, 2000 and June 30, 1999

Revenues for the quarter ended June 30, 2000 were $1,415,746 as compared to revenues of $443,637 for the quarter ended June 30, 1999. The increase is a result of the recognition of $581,134 in deferred revenue and a general increase in sales volumes from the quarter ended June 30, 1999. Cycomm experienced production shortfalls in the quarter ended June 30, 1999 caused by inadequate resources available to the Company.

Cost of sales for the quarter ended June 30, 2000 were $866,902 as compared to cost of sales of $456,066 for the prior period. Gross margins for the quarter ended June 30, 2000 were 39%, which increased from (3%) in the quarter ended June 30, 1999. The increase in gross margins is a result of the recognition of $581,134 which was classified as deferred revenue being recognized in the quarter ended June 30, 2000, while the corresponding cost of sales for these revenues were recognized during 1999.

Operating expenses decreased to $1,140,089 for the quarter ended June 30, 2000 as compared to $1,476,494 in the quarter ended June 30, 1999. Selling, general and administrative expenses decreased $238,733 to $934,316 for the current quarter. This decrease is a result of reduced facilities costs and reductions in headcount. Research and development costs were $180,780 for the quarter ended June 30, 2000, as compared to $175,854 in the quarter ended June 30, 1999. Depreciation and amortization decreased to $24,993 for the quarter ended June 30, 2000 as compared to $127,591 in the quarter ended June 30, 1999. Depreciation and amortization for the quarter ended June 30, 1999 contained expenses not included in the current quarter, including depreciation of PCMobile demonstration units totaling $40,689 and amortization of goodwill related to PCMobile's division, Cycomm Mobile Solutions totaling $33,470.

Interest expense for the quarter ended June 30, 2000 was $94,771 as compared to $80,978 for the quarter ended June 30, 1999. The increase is the result of finance changes paid to one of Cycomm's key suppliers in the quarter ended June 30, 2000.

Net loss from continuing operations decreased to $670,466, or $0.03 per share, for the quarter ended June 30, 2000 from $1,565,805, or $0.13 per share for the quarter ended June 30, 1999. The decrease in net loss from continuing operations is primarily the result of the recognition of $581,134 in deferred revenue, overall increased revenues, and reductions in SG&A and depreciation and amortization costs.

Income from discontinued operations from the Company's Val-Comm subsidiary was $99,634 for the quarter ended June 30, 1999.

Cycomm legally dissolved its Cycomm Secure Solutions ("CSS") subsidiary in the quarter ended June 30, 2000. As a result of the dissolution, Cycomm eliminated CSS' liabilities and recognized a gain of $1,119,273, or $0.04 per share, for the quarter ended June 30, 2000.

Six Months Ended June 30, 2000 and June 30, 1999

Revenues for the six months ended June 30, 2000 were $2,712,994 as compared to revenues of $1,903,993 for the six months ended June 30, 1999. The increase in sales is primarily the result of the recognition of $766,341 in deferred revenue in the six months ended June 30, 2000.


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                                     Page 7


Cost of sales for the six months ended June 30, 2000 were $1,971,646 as compared to cost of sales of $1,550,772 for the six months ended June 30, 1999. Gross margins for the six months ended June 30, 2000 were 27%, which represents an increase from 19% in the prior period. The increase in gross margins is a result of $766,341 in deferred revenue being recognized in the six months ended June 30, 2000, while the corresponding cost of sales was recognized during 1999.

Operating expenses decreased to $2,173,543 for the six months ended June
30, 2000 as compared to $2,891,240 in the prior period. Selling, general and administrative expenses decreased $348,286 to $1,743,781 for the six months ended June 30, 2000. This decrease is mainly the result of reductions in facilities costs and headcount reductions. Research and development costs increased to $374,642 as compared to $354,139 in the prior period. The research and development expenses in the current period relate to engineering of the Pentium II and Pentium III versions of our PCMobile and the further development of our multimedia docking station. Depreciation and amortization decreased to $55,120 for the six months ended June 30, 2000 as compared to $445,034 in the prior period. Depreciation and amortization for the six months ended June 30, 1999 contained expenses not included in the period, including depreciation of PCMobile demonstration units totaling $208,075 (See Note 5: Deferred Revenue), and amortization of goodwill related to PCMobile's division, Cycomm Mobile Solutions totaling $82,038.

Interest expense for the six months ended June 30, 1999 was $208,542 as compared to $200,529 for the prior period. The increase is the result of finance charges paid to one of Cycomm's key suppliers in the six months ended June 30, 2000.

Net loss from continuing operations decreased to $1,606,107, or $0.07 per share, for the six months ended June 30, 2000 from $2,729,515, or $0.22 per share for the six months ended June 30, 1999. The decrease in net loss from continuing operations is primarily the result of the recognition of $766,341 in deferred revenue, reductions in SG&A expenses and decreases in depreciation and amortization costs.

Income from discontinued operations from the Company's Val-Comm subsidiary was $107,291 for the six months ended June 30, 1999.

Cycomm's loss from its discontinued operation Cycomm Secure Solutions Inc.
was $1,613,044 for the six months ended June 30, 1999. Included in this loss is a write-off of goodwill of $1,220,190. The loss on the sale of Cycomm Secure Solutions' assets was $1,535,643.

Cycomm legally dissolved its Cycomm Secure Solutions ("CSS") subsidiary in the six months ended June 30, 2000. As a result of the dissolution, Cycomm eliminated CSS' liabilities and recognized a gain of $1,119,273, or $0.05 per share, for the six months ended June 30, 2000.

Years Ended December 31, 1999 and December 31, 1998

The results of continuing operations for the years ended December 31, 1999 and December 31, 1998 reflect only the results of the Company's PCMobile product line and the results of the parent company.

The revenues for the year ended December 31, 1999 were $3,263,178, which represents a decrease of $9,970,494 from revenues of $13,233,672 for the prior year. The decrease in sales was a result of reduced production of PCMobile units caused primarily by limited financial resources available to the Company.

Cost of sales for the year ended December 31, 1999 was $3,012,410 as compared to cost of sales of $9,830,620 for the prior year. Gross margin for the Company decreased to 8% for the year ended December 31, 1999 from 26% in the prior year. The decrease in gross margin is directly attributable to the decrease in sales volume from the prior period. The Company prices its PCMobiles to attain gross margins within a range of 30% to 40%. Lower levels of production cause manufacturing overhead to be spread over fewer products, which increases the cost of production per unit and lowers margins.

Operating expenses decreased to $5,325,866 for the year ended December 31, 1999 as compared to $7,546,466 for the prior year. Selling, general and administrative ("SG&A") expenses were $3,888,437 for the year ended December 31, 1999, a decrease of 26% from SG&A expenses of $5,234,503 for the year ended December 31, 1998. The decrease was a result of reductions in managerial and overall headcount, lower facilities costs from the relocation of Cycomm's repair and maintenance facility and other cost reductions. Depreciation and amortization decreased from $1,471,493 in 1998 to $612,213 in 1999. The decrease of $859,280 is largely the result of depreciation of PCMobile demonstration units, which decreased from $680,571 in 1998 to $208,075 in 1999, and the amortization of convertible debt issue costs, which decreased from $173,105 in 1998 to $31,700 in 1999. Research and development ("R&D") costs were $824,353 for the year ended December 31, 1999 as compared to $929,998 for the year ended December 31, 1998. The 1999 R&D expenditures consisted of the completion of the Pentium II PCMobile development, early stages of Pentium III PCMobile development, and the design and testing of a multimedia docking station for the PCMobile.

Interest expense for continuing operations for the year ended December 31, 1999 was $456,651 as compared to $292,176 for the prior year. In 1998, total interest expense for both continuing and discontinued operations was $778,065. The increase in interest expense for continuing operations is a result of a restructuring of the Company's line of credit. In 1998, interest on the revolving line of credit was allocated between the Company's mobile computing and secure computing subsidiaries. Following the Company's June 21, 1999 sale of its secure computing subsidiary, all interest expense on the revolving line of credit was allocated to the Company'a mobile computing subsidiary.

In 1999, Cycomm made the determination that the goodwill related to the purchase its Cycomm Mobile Solutions ("CMS") subsidiary was impaired. CMS had a history of operating losses and negative cash flows from operations. Cycomm recorded a charge of $838,202 related to the impairment of CMS goodwill in the year ended December 31, 1999.

The net loss from continuing operations was $6,241,703, or $0.46 per share, for the year ended December 31, 1999 as compared to $4,367,709, or $0.40 per share for the year ended December 31, 1998. The increase in the net loss from continuing operations is a result of the significant decrease in PCMobile sales and margins from the prior period, offset by the Company's reductions in selling, general and administrative expenses.

The loss from discontinued operations from the Company's Cycomm Secure Solutions ("CSS") subsidiary was $1,613,044 for the year ended December 31, 1999, as compared to $4,087,890 in the prior period. The 1999 results are for the period ended March 4, 1999, the date of the decision to sell the assets of CSS. Prior to the date of the sale, production was decreased and certain cost reductions were made. The loss on the sale of Cycomm Secure Solutions' assets was $1,535,643.

Income from discontinued operations from the Company's Val-Comm subsidiary was $112,163 for the year ended December 31, 1999 as compared to $159,550 in the prior period. The 1999 results are for the period ended August 21, 1999, the date of the sale of Val-Comm. Cycomm recognized a gain of $265,746 on the disposal of Val-Comm Inc.

Liquidity and Capital Resources

Cycomm has satisfied working capital requirements through cash on hand, available lines of credit and various equity related financings. At June 30, 2000, Cycomm had cash and cash equivalents of $626,313.

In the year ended December 31, 1999, cash used in operations amounted to $2,037,193. Cash provided by investing activities was $494,034, which was comprised of $496,034 from the sale of marketable securities related to the sale of the Company's Val-Comm subsidiary, offset by a net of $2,000 used in notes receivable activity. Cash provided by financing activities was $1,684,938 for the year ended December 31, 1999. The Company obtained cash totaling $1,738,842 as a result of eight separate private equity placements of common stock. Additionally, during 1999, the Company obtained $247,500 from the issuance of its Series C convertible redeemable preferred stock, and $268,500 from the issuance of its Series D convertible redeemable preferred stock. Cycomm issued a convertible debenture during 1999 for total proceeds of $500,000. The Company had a net decrease of $1,044,441 in borrowings under the secured credit facility during 1999.

Cycomm's net working capital decreased to ($2,886,204) at December 31, 1999, from ($2,419,330) at December 31, 1998 as a result of several factors. The Company's production levels decreased significantly from 1998 due to the limited financial resources available to the Company. As a result, cash on hand decreased $545,110, accounts receivable decreased $1,051,047 and inventories decreased $928,804 from December 31, 1998 to December 31, 1999. Additionally, during 1999 the Company sold its Cycomm Secure Solutions ("CSS") subsidiary in an asset sale transaction. The assets of CSS had a carrying value of $2,333,779 and were sold for gross proceeds of $800,000. Proceeds from the sale were used to pay down a portion of the Company's revolving line of credit. As of December 31, 1999 the Company carried liabilities related to its CSS subsidiary of $1,310,837. The decreases in current assets were offset by the reclassification of $3,000,000 of convertible debentures from short-term to long-term liabilities and repayments on the revolving line of credit of $1,395,786.

In the six months ended June 30, 2000, cash used in operations was $3,226,071, as Cycomm reduced its current liabilities by $3,472,067, increased inventories by $407,031, and reduced accounts receivable by $741,795. Cash used in investing activities during the six months ended June 30, 2000 was $22,235. Cash provided by financing activities totaled $3,851,752 for the six months ended June 30, 2000. Cycomm raised $4,140,000 through private equity placements and decreased the amounts drawn on its bank credit lines in an amount of $362,117 during the six months ended June 30, 2000.

Cycomm's net working capital at June 30, 2000 was $925,264 as compared to ($2,886,204) at December 31, 1999. The increase in net working capital is a direct result of Cycomm raising $4,140,000 in private equity placements. The additional capital was used to fund operations, purchase inventory and reduce outstanding payables.

Cycomm's auditors have modified their audit report to included a paragraph concerning the Company's ability to continue as a going concern. Cycomm has a history of operating losses, and lost $1,606,107 for the six months ended June 30, 2000. Cycomm's revenue levels have been below the levels necessary for the Company to break even. Cycomm has implemented a number of actions to increase its revenue levels in order to achieve profitability, and to be able to fund itself through operations. If Cycomm is unable to achieve adequate revenue levels, management intends to raise capital from other sources, such as through private placements of Cycomm's stock.

Management is addressing the going concern issue with several actions, including expanding its sales activities, adding resellers and evaluating potential transactions and strategic partnerships. In the next twelve months, Cycomm will continue expenditures related to sales and marketing, in order to generate cash flows from operations. Cycomm intends to expand its sales force and its network of reseller with an aggressive recruiting campaign in order to expand its national and international sales coverage. Cycomm will increase its visibility in the market through increased print and electronic advertisements, and through attendance at national and regional trade shows.

Management is not planning to use a substantial amount of its resources in investing activities in the next twelve months. Our manufacturing facility currently has adequate capacity, and management does not anticipate any material capital expenditures.

In order to fund its marketing plans, Cycomm will need to generate cash from financing activities, and increase sales in order to access its existing line of credit. Cycomm has historically been able to satisfy its cash requirements through private placements of its common stock, and management believes it will be able to raise funds in the future.

Cycomm is also exploring several strategic alternatives, such as potential relationships and strategic transactions. Management is evaluating transactions that would provide Cycomm with access to greater financial resources, and strategic partnerships that would provide Cycomm with revenue from new markets.

                             CYCOMM INTERNATIONAL

      Cycomm was formed on April 30, 1986 by combining two Ontario corporations. Historically, Cycomm has operated under various names; however, it changed its name to Cycomm International Inc. on February 20, 1992. Cycomm was originally incorporated in Ontario, Canada. On October 31, 1995 Cycomm changed this status and became incorporated in the State of Wyoming.

      At its formation in 1986, Cycomm was involved in the manufacturing and marketing of sonar activated marine buoys. In 1987, Cycomm became involved in technologies related to telecommunication systems. In May 1990, Cycomm acquired Cycomm Corporation, an entity engaged in the development and marketing of specialized voice privacy communications products for the secure communications market. In November 1993, Cycomm acquired Val-Comm, Inc., a company engaged in performing classified government contracting for various communications projects.

      Cycomm continued to develop the voice privacy and encryption technologies through 1996. Cycomm then made two strategic acquisitions that allowed it to leverage existing technologies and to participate in the larger mobile and secure computer market. Specifically, Cycomm acquired XL Computing Corporation (later named Cycomm Secure Solutions Inc.) in March 1996 and XL Computing Canada Inc. (later named Cycomm Mobile Solutions Inc.) in June 1996. Cycomm Secure Solutions ("CSS") was engaged in the design, manufacture and marketing of secure computer systems. Cycomm Mobile Solutions ("CMS") is engaged in the design, manufacture and marketing of rugged mobile computer systems.

      During 1997, Cycomm shifted its resources to expand its mobile and secure computer products subsidiaries. Cycomm closed its voice privacy subsidiary and concentrated working capital on its CMS and CSS subsidiaries. The market for the Cycomm's mobile computers grew much faster than the market for secure computers. Accordingly, Cycomm began a strategy resulting in a further shifting of development resources to the mobile computing products.

      Cycomm's mobile computing division experienced significant growth in 1998. The secure computing division, however, generated substantial losses for the year ended December 31, 1998. Val-Comm, Cycomm's government contracting subsidiary experienced immaterial losses for the year ended December 31, 1998.

      In January of 1999, the American Stock Exchange ("AMEX") notified Cycomm that it no longer met the AMEX continued listing criteria, and that Cycomm would be de-listed. Cycomm underwent a significant restructuring, selling its secure computing division and its Val-Comm subsidiary in order to focus on the wireless mobile computing market. Proceeds from the sales were used to repay debt and to provide working capital for the mobile computing division.

      Cycomm intends to expand its wireless mobile computing products. Cycomm believes it is uniquely positioned from its experience in wireless secure communications, rugged manufacturing capabilities, and knowledge of customer requirements. In addition, Cycomm is developing an IP based wireless platform to support internet and other applications for small to mid-sized public safety agencies.

                                  MANAGEMENT

ALBERT I. HAWK
Albert I. Hawk, 40, is Chairman of the Board of Directors (term expires upon the election or assignment of a successor), President and Chief Executive Officer of the Company since May 1996. From 1993 to May 1996, Mr. Hawk was Managing Director of Corstone Corporation, a private merchant banking and professional services firm specializing in telecommunications and information technologies. Mr. Hawk has invested in and served as founder, executive officer and director of numerous high growth companies.

HUBERT R. MARLEAU
Hubert R. Marleau, 50, has served as a director since November 1993 (term expires upon the election or assignment of a successor) and serves as president and Chief Executive Officer of Palos Capital Corp., a private merchant bank, since January 1998. Mr. Marleau was a founder and Chairman and Chief Executive Officer of Marleau Lemire Inc., a large, independent broker dealer in Canada, from January 1989 to December 1997. Mr. Marleau serves on the Boards of numerous public and private companies, including Cinar Films Inc., Herzfeld Caribbean Basin Fund Inc., Liquidation World Inc., Uni-Select Inc., US Global Strategies Fund Ltd. and US Masters Holding Ltd.

LT. GEN. THOMAS P. STAFFORD
Lt. Gen. Thomas P. Stafford (USAF-Retired), 68, has served as a director since November 1996 (term expires upon the election or assignment of a successor) and is Vice Chairman of Stafford, Burke & Hecker. After serving as an astronaut and piloting Gemini VI and commanding Gemini IX and Apollo X, the first lunar module flight to the moon, Gen. Stafford retired in 1979 from the U.S. Air Force as Deputy Chief of Staff for Research, Development and Acquisition. Gen. Stafford serves on the Boards of numerous public and private companies, including Allied Signal Inc., CMI, Inc., Seagate Technologies, Tremont Inc., Wheelabrator Technologies, Inc., Timet, Inc. and Tracer, Inc.

STEPHEN SPARKS
Stephen Sparks, 42, has served as a director since September 1999 (term expires upon the election or assignment of a successor) and is the CEO of Sparks Personnel. Mr. Sparks has founded and been a director and officer for several high growth companies in the Washington, D.C. area, including
Customer Care Solutions, MedOne Staffing and Seven Locks Broadcasting Company.

EXECUTIVE COMPENSATION

The following tables set forth the compensation earned by our Chief Executive Officer, and other executive officers whose salaries exceeded $100,000 in the fiscal years 1999 and 1998:


                                                                Long-Term
                                       Annual Compensation    Compensation
Name and
Principal                              Other Annual               All Other
Position  Year Salary($) Bonus($) Compensation($) Options(#)  Compensation($)(1)

Albert I.
 Hawk      1999 $240,000   ---         ---        1,000,000         ---
 President 1998  204,833   ---        $6,000        200,000        $1,675
 and Chief
 Executive
 Officer
Michael D.
 Perrine   1999 $150,000   ---         ---          175,000        $3,900
 President 1998  150,000   ---         ---          75,000          3,900
 Mobile
 Computing
 division

 (1) Includes amounts contributed by the Company to the 401(k) Plan. The Company contributes an amount equal to 50% of the eligible employees contribution to the 401(k) Plan, not to exceed 3% of the employees earnings.

                      Option Grants in Last Fiscal Year

                              % of                                 Potential
                  Number of   Total                            Realizable Value
                    Shares     Options                         at Assumed Annual
                  Underlying  Granted    Exercise               Rates of Stock
                   Options       to       Price    Expiration Price Appreciation
                              Employees                         for Option Term
                              in Fiscal
      Name       Granted(#)(1) Year(2)  ($/Share)     Date       5%       10%

Albert I. Hawk    1,000,000     51.4%     $0.38      6/1/04   $301,429 $ 478,570

Michael D.         175,000       9.0%     $0.38      6/1/04   $ 52,750  $ 83,750
Perrine

(1) These options are granted outside of and are not part of the Option Plan. The shares issued upon the exercise of the options are restricted and may not be sold unless registered or exempt from registration.

(2) The Company granted options totaling 1,946,438 shares to employees in the fiscal year ended December 31, 1999.

      The following table sets forth information with respect to options exercised by officers in the fiscal year ended December 31, 1999 and the value of such officers' unexercised options at December 31, 1999.

                 Aggregated Options Exercises in Last Fiscal
                    Year and Fiscal Year-End Option Values

                                    Value of
                                  Number of Shares          Unexercised In-
                                   Underlying                 the-Money
         Shares                    Unexercised                Options at
        Acquired                    Options at                  Fiscal
           on        Value        Fiscal Year-End(#)          Year-End($)
Name    Exercise(#)Realized($)Exercisable Unexercisable ExercisableUnexercisable

Albert I.
Hawk         ---      ---      1,800,000       ---        $155,000        ---
Michael D.   ---      ---         162,500     87,500      $ 13,563        ---
Perrine

                            PRINCIPAL STOCKHOLDERS

      The following table shows beneficial ownership of shares of the Company's common stock as of March 31, 2000 by: persons known to the Company to be the beneficial owners of more than 5% of Cycomm's Common Stock; and stock ownership of all directors and officers of the Company as a group:

                                                              Percent

    Name and Address of         Amount and Nature of            of
     Beneficial Owner           Beneficial Ownership        Class(1)(2)

Special Situations Funds            8,000,000(3)               21.7%
153 E. 53rd Street
51st Floor
New York, NY 10022

Albert I. Hawk                      2,918,818(4)               7.9%
1420 Springhill Rd.
Suite 420
McLean, VA 22102

Stephen Sparks                      2,034,904(5)               5.5%
1420 Springhill Rd.
Suite 420
McLean, VA 22102

Hubert Marleau                         683,152(6)              1.4%
Lt. Gen. Thomas P. Stafford            238,734(7)               *
Calvin G. Cobb                         100,000(8)               *
All officers and Directors           5,975,608                16.2%
as a group
(5 persons)

(1) Pursuant to applicable rules of the Securities and Exchange Commission, shares of Common Stock which were not outstanding as of August 31, 2000, but which were subject to issuance within 60 days of August 31, 2000 are deemed to be outstanding for purposes of computing the percentage ownership.

(2) Beneficial owners have sole voting and investment powers with respect to shares of Common Stock actually held on August 31, 2000, except where indicated otherwise.

(3) Includes stock purchase warrants to acquire an aggregate of 4,000,000 shares.

(4) Includes stock purchase options to acquire an aggregate of 1,800,000 shares and stock purchase warrants to acquire an aggregate of 500,000 shares.

(5) Includes stock purchase warrants to acquire an aggregate of 500,000 shares.

(6)   Includes stock options to acquire an aggregate of 165,000 shares.

(7)   Includes stock options to acquire an aggregate of 180,000 shares

(8) Includes stock options, which are currently exercisable to acquire an aggregate of 100,000 shares.

   *  Represents beneficial ownership of less than one percent

                          RELATED PARTY TRANSACTIONS

      In April 1997, the Company loaned certain officers, directors and employees an aggregate of $184,000 in order to purchase 92,000 shares of the Company's common stock from an unrelated shareholder in a private transaction. At December 31, 1999, amounts outstanding under these loans totalled $128,684 in principal and $20,297 in accrued interest receivable. The loans are secured by the common stock, bear interest at 5.9% and are due April 30, 2002. The Company has recorded a valuation allowance of $88,470 against the receivable and the net balance of $60,511 is reflected as a contra equity account on Cycomm's balance sheet. The amounts loaned to current officers and directors and the accrued interest as of June 30, 2000 are listed below:

 Name of Officer or            Amount of Loan           Accrued Interest
      Director                                            as of 6/30/00

Albert I. Hawk                    $ 44,836                   $8,392
Hubert R. Marleau                    4,076                    1,526
Lt.  Gen.  Thomas  P.                8,734                    3,269
Stafford


      On September 20, 1999, Stephen Sparks purchased a convertible debenture from Cycomm in the amount of $500,000. In connection with this investment, Mr. Sparks was appointed to Cycomm's Board of Directors.

      In June 1999, Cycomm entered into an employee staff leasing agreement with Professional Staff Leasing Corp. ("ProLease"), a company in which Cycomm's Chief Executive Officer is a director and minority shareholder. Under this agreement, ProLease handles payroll processing, payroll tax and benefit administration, and other human resources functions for Cycomm's U.S. employees. Cycomm's U.S. employees are eligible to participate in ProLease's 401(k) plans and health insurance benefits packages. Cycomm is charged standard rates for ProLease's services.

      In January 2000, Cycomm raised capital through a private equity placement of common stock with a group called Special Situations Funds LLC ("SSF"). In connection with this private placement, some of our officers and directors invested money in Cycomm at the same terms offered to SSF. The amounts invested by each officer and director are listed below:

      Name of                             Shares of Common
Officer or Director    Amount Invested     Stock Received     Warrants Received

Albert I. Hawk            $250,000             500,000             500,000
Stephen Sparks             250,000             500,000             500,000
Palos Capital              250,000             500,000               ---
Corp(1)


(1) Palos Capital Corp is an independent broker dealer in which Hubert R. Marleau has an ownership interest


                          DESCRIPTION OF SECURITIES

Common Stock

      Cycomm may issue an unlimited number of shares of common stock, without par value, of which 27,879,316 shares were outstanding as August 31, 2000. Assuming all of the warrants are exercised and all convertible securities are converted, there will be 36,139,982 shares issued and outstanding.

      All issued and outstanding shares of common stock, including those to be issued, will be fully paid and non-assessable. Each holder of record of common stock is entitled to one vote for each share held on all matters requiring a vote of shareholders, including the election of directors. There are no preferences, conversion rights, preemptive rights, subscription rights, or restrictions on transfers attached to the shares of common stock. In the event of liquidation, dissolution, or winding up of Cycomm, the holders of shares of common stock are entitled to participate in the assets of Cycomm available for distribution after satisfaction of the claims of creditors.

Preferred Stock

Cycomm may issue an unlimited number of shares of preferred stock, without par value. The preferred stock may be issued at any time and from time to time in one or more series. Except as provided in the Series B preferred stock, the Board of Directors, without further shareholder approval, may determine the rights, liabilities and preferences of each series of preferred stock. The issuance of preferred stock by the Board of Directors with voting conversion or other rights could have the effect of delaying, deferring, or preventing a change in control of Cycomm, or could adversely affect the voting power of the holders of common stock.

Series B Preferred Stock. The Series B preferred stock is convertible at the option of the holder into common stock. The conversion price is the lesser of $2.38, or a 15% discount of the five-day average closing bid price prior to the date of conversion. In the event that Cycomm's common stock is trading at or below $1.50 per share at the conversion date, Cycomm has the right to redeem the preferred shares at a premium of 18% over the conversion price. As of August 31, 2000, two shares of Series B preferred stock were outstanding, and were convertible into 166,614 shares of common stock based on the conversion price at that date.


Options

     Cycomm grants options to various employees, directors and service providers. The options give the holder the right to purchase shares of common stock of Cycomm and terms of the options being offered are described below:

1997 Stock Option Plan. In November 1997, Cycomm adopted the 1997 Stock Option Plan ("1997 Plan") under which 1,000,000 shares were reserved for grant to all eligible persons of Cycomm. The stock options granted under the 1997 Plan are exercisable at the fair market value of the common stock on the date of grant, with 25% vesting on each of the four successive anniversary dates. The stock options have a term of ten years. As of June 30, 2000, a total of 470,000 stock options have been granted under the 1997 Plan and 530,000 stock options are available for grant.

Non-qualified Options. Cycomm has granted 3,020,000 non-qualified stock options to directors, officers, key employees and other persons as of August 31, 2000. These options have vesting periods ranging from immediate vesting to two years. Expiration terms range from two to ten years. The options are granted at an exercise price that equals the fair market value on the date each option is granted.

Warrants

     Cycomm grants warrants, from time to time, to various parties in conjunction with services rendered, acquisitions or financings . The warrants give the holder the right to purchase shares of common stock of Cycomm and terms of the warrants being offered herein are described below:

Private Placement Warrants. In connection with private offerings of common stock, Cycomm issued 5,000,000 common share purchase warrants to the investors in the offerings. These warrants were granted at an exercise price of $0.75, which was greater than the fair market value of Cycomm's common stock at the date each warrant grant was authorized. These warrants expire January 25, 2005.


                             PLAN OF DISTRIBUTION

     The selling shareholders may offer their shares for sale from time to time in transactions for their own accounts to or through broker-dealers on OTCBB at prevailing market prices or at negotiated prices. The broker-dealers may receive discounts, commissions or concessions from the selling shareholders or from the broker-dealers' customers who purchase the shares. The selling shareholders and the broker-dealers who sell the shares may be deemed "underwriters" within Section 2(11) of the Securities Act of 1933 and any discounts, commissions or concessions received by them may be deemed "underwriting compensation" under that Act. The selling shareholders will receive all of the proceeds of the sales. We will not receive any of these proceeds. We will bear all of the expenses of the registration statement of which this prospectus is a part.

                             SELLING SHAREHOLDERS

     The following table identifies the Selling Shareholders as of August 31, 2000, and indicates for each beneficial owner (i) the number of shares and the percentage of the outstanding shares beneficially owned before the offering, (ii) the number of shares to be offered and sold, and (iii) the number of shares and the percentage of the outstanding shares to be owned after the offering is complete.

Name of         Beneficial Shares Owned  Shares to be   Beneficial Shares Owned
Selling          Prior to Offering(1)     Offered(1)       After Offering(2)
Shareholder
                Number         Percent                    Number      Percent
Peter Melhado  1,604,167        4.4%     1,604,167(3)       0            0%

Neptune                                                     0            0%
Capital Funds  1,250,000        3.4%     1,250,000(3)

Special                                                     0            0%
Situations     8,000,000       21.7%     8,000,000(4)
Funds

Albert I.      2,918,818        7.9%     1,000,000(5)   1,918,818       5.2%
Hawk*

Stephen        2,034,904        5.5%     2,034,904(6)       0            0%
Sparks*

Palos Capital
Corporation      500,000        1.4%      500,000(3)        0            0%

Strategic
Growth           400,000        1.1%      400,000(3)        0            0%
International

Williams de
Broe, PLC      1,200,000        3.3%     1,200,000(3)       0            0%


*  Officers and directors of Cycomm
(1) As to each person or entity named as beneficial owner, the percentage of ownership is determined by assuming that any options, warrants, Series B preferred stock held which are exercisable or convertible within 60 days from the date hereof have been exercised or converted, as the case may be.
(2) Unless otherwise indicated, assumes the exercise, conversion and sale of all shares being offered by the named Selling Security Holders.
(3) Shares related to private offerings.
(4) Includes 4,000,000 shares related to private offerings and 4,000,000 shares related to warrants.
(5) Includes 500,000 shares related to private offerings and 500,000 shares related to warrants.
(6) Includes 500,000 shares related to public offerings, 500,000 shares related to warrants and 1,034,904 shares related to the conversion of a debenture.

                                   EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1998 and 1999, and for each of the years then ended, as set forth in their report. We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                LEGAL MATTERS

      Hirst & Applegate, 200 Boyd Building, Cheyenne, Wyoming will pass upon the validity of the shares of common stock offered in this prospectus.

                           DESCRIPTION OF PROPERTY

As of August 31, 2000, the Company leased the following facilities:

                                                     Approximate
     Location        Type of Facility    Condition    Square Ft.
McLean, VA         Executive Office      Excellent      4,000
Melbourne, FL      Repair and Service    Excellent      6,200
Montreal, QB       Manufacturing, R&D    Excellent      10,300
                   and Distribution

      Management believes that its manufacturing facility in Montreal, QB and its repair facility in Melbourne, FL will meet its operational needs for the foreseeable future. In the event that additional facilities are needed to accommodate the continued growth in revenues and market share, facilities are available in the immediate vicinity. The Montreal lease expires March 31, 2008, the Melbourne lease expires May 31, 2001and the McLean facility is under a sub-lease which expires March 31, 2001.

                              LEGAL PROCEEDINGS

      On May 24, 1999, Cycomm entered into a settlement agreement with the trustee in bankruptcy of M3i Technologies, Inc., a Quebec corporation.
Cycomm was the defendant in a case alleging breach of contract and misrepresentation in connection with the "earn out" provision of the asset purchase agreement in Cycomm's purchase of its Cycomm Mobile Solutions subsidiary. Under the terms of the agreement, Cycomm can fulfill its obligation to the Seller if payments are made before certain dates as specified in the agreement. Cycomm can elect to pay $700,000 by December 31, 2000, $1,100,000 by April 30, 2001 or $1,500,000 prior to April 30, 2002.

      On June 15, 1999, Cycomm entered into a settlement agreement with Infotech International, a Florida corporation involved in the resale of the our PCMobile computers. Cycomm was the plaintiff in a case alleging breach of contract and conversion of funds. Cycomm agreed to a payment plan in which Infotech would pay $592,959 plus interest and costs according to a fixed schedule prior to September 15, 2000. Infotech is currently in default of this payment schedule.

      A lawsuit was instituted against the Cycomm on August 3, 1999 in the Circuit Court of the Nineteenth Judicial Circuit in and for Indian River County, FL by G.T. Gangemi, former President of our Cycomm Secure Solutions subsidiary. The lawsuit alleges breach of contract in connection with the severance provisions of Mr. Gangemi's employment agreement with Cycomm Secure Solutions, and seeks damages of approximately $77,000 and other relief. Cycomm denies any wrongdoing and liability and intends to vigorously defend the allegations.

                     WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. The SEC public reference room in Washington, DC is located at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http:/www.sec.gov.

                     DISCLOSURE OF COMMISSION POSITION ON
                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Provisions of the Wyoming Business Corporation Act and Cycomm's Bylaws provide indemnification for directors, officers and controlling persons of Cycomm against certain liabilities, including liability under the Securities
Act of 1933, under certain circumstances.   Insofar as indemnification for
liabilities arising under that Act may be permitted to such persons, Cycomm has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid in the successful defense of any action) is asserted by such persons in connection with this registration statement, unless Cycomm's counsel is of the opinion that the matter has been settled by controlling precedent, Cycomm will submit to a court the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of that question.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                  Page No.

Financial Statements

      Interim Financial Statements (unaudited):

            Consolidated Balance Sheet as of June 30, 2000           19

            Consolidated Statements of Operations for the Quarters
            Ended June 30, 2000 and June 30, 1999                    20

            Consolidated Statements of Cash Flows for the Quarters
            Ended June 30, 2000 and June 30, 1999                    22

            Notes to the Consolidated Interim Financial Statements   23

      Annual Financial Statements:

            Report of Independent Auditors                           30

            Consolidated Balance Sheets as of December 31, 1999
            and December 31, 1998                                    31

            Consolidated Statements of Operations for the Years
            Ended December 31, 1999 and December 31, 1998            32

            Consolidated Statements of Cash Flows for the Years
            Ended December 31, 1999 and December 31, 1998            33

            Notes to the Consolidated Financial Statements           34

                 CYCOMM INTERNATIONAL INC. AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                  AS OF JUNE 30, 2000 AND DECEMBER 31, 1999


                                                     June 30,
                                                       2000
ASSETS                                              (Unaudited)
Current assets:
 Cash and cash equivalents                            $626,313
 Accounts receivable, less allowance for doubtful
  accounts of $189,000 and $254,000, respectively      458,976
 Inventories, net of allowance for obsolete
  inventory of $138,893 and $131,339, respectively   1,251,088
 Deposits with suppliers                               303,393
 Other current assets                                  344,220
                                                    ----------
   Total current assets                              2,983,990

Fixed assets, net                                      259,299

Other assets                                             8,243
                                                    ----------
                                                    $3,251,532
                                                    ==========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable- trade                              $507,229
 Accrued liabilities                                   414,641
 Acquisition earn-out obligation                       500,000
 Deferred revenue                                          ---
 Dividends payable on preferred stock                   80,685
 Current portion of capital lease obligations            3,185
 Revolving credit facility                             552,986
                                                     ---------
   Total current liabilities                         2,058,726


Capital lease obligations, less current portion          6,511

Convertible debentures                                     ---

Stockholders' equity:
Series B Preferred Stock, $50,000 par value,
 unlimited authorized shares, 2 shares issued
 and outstanding at June 30, 2000 and
 December 31, 1999                                      90,000
Series C Preferred Stock, $50,000 par value,
 unlimited authorized shares, no shares and 5
 shares issued and outstanding at June 30, 2000
 and December 31, 1999                                     ---
Series E Preferred Stock, $100,000 par value,
 unlimited authorized shares, 30 shares and no
 shares issued and outstanding at June 30, 2000
 and December 31, 1999                               1,000,000
Common Stock, no par value, unlimited authorized
 shares, 27,014,475 and 16,807,696 shares issued
 and outstanding at June 30, 2000 and
 December 31, 1999                                  61,357,963
Notes receivable - stockholders                        (62,918)
Accumulated deficit                                (61,198,750)
                                                   -----------
      Total stockholders' equity                     1,186,295
                                                   -----------
                                                    $3,251,532
                                                   ===========

    See accompanying notes to condensed consolidated financial statements.

                      CYCOMM INTERNATIONAL INC. AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           FOR THE PERIODS ENDED JUNE 30, 2000 AND JUNE 30, 1999 (UNAUDITED)
                                     Three Months             Six Months
                                        Ended                    Ended
                                June 30,      June 30,   June 30,     June 30,
                                  2000          1999       2000         1999
Sales                         $1,415,746     $443,637   $2,712,994   $1,903,993
Cost of sales                    866,902      456,066    1,971,646    1,550,772
                              ----------     --------    ---------    ---------
Gross profit                     548,844      (12,429)     741,348      353,221

Expenses
 Selling, general and
  administrative                 934,316    1,173,049    1,743,781    2,092,067
 Research and product
  development                    180,780      175,854      374,642      354,139
 Depreciation and
  amortization                    24,993      127,591       55,120      445,034
                               ---------    ---------    ---------    ---------
                               1,140,089    1,476,494    2,173,543    2,891,240
                               ---------    ---------    ---------    ---------

Loss from Operations            (591,245)  (1,488,923)  (1,432,195)  (2,538,019)

Other Income (Expense)
 Interest income                  10,985        4,096       30,045        9,033
 Interest expense                (94,771)     (80,978)    (208,542)    (200,529)
 Other income                      4,585          ---        4,585          ---
                                --------     --------    ---------    ---------
                                 (79,201)     (76,882)    (173,912)    (191,496)
                                --------     --------    ---------    ---------
Loss from continuing
 operations                    $(670,446) $(1,565,805) $(1,606,107) $(2,729,515)
                               =========  ===========  ===========  ===========

Discontinued operations
 Income from operations of
  discontinued operation
  Val-Comm Inc.                       ---      99,634          ---      107,291
 Income (loss) from operations of
  discontinued operation
  Cycomm Secure Solutions, Inc.       ---         ---          ---   (1,613,044)
 Loss on disposal of discontinued
  operation:
  Cycomm Secure Solutions Inc.        ---         ---          ---   (1,535,643)
 Gain on dissolution of
  discontinued operation:
  Cycomm Secure
  Solutions, Inc.               1,119,273         ---    1,119,273          ---
                                ---------   ---------    ---------    ---------

Net income (loss)                 448,827  (1,466,171)    (486,834)  (5,770,911)
                                =========   =========    =========    =========

 Beneficial return on preferred
  shares                              ---      (9,333)          ---      (9,333)
                                 --------  ----------      --------  ----------
Net income (loss) attributable to
 common stockholders             $448,827 $(1,475,504)    $(486,834)$(5,780,244)
                                 ========  ==========      ========  ==========

Earnings Per Share: Basic
Loss per share from continuing
 operations                        ($0.03)     ($0.13)       ($0.07)     ($0.22)
Income (loss) per share from
 discontinued operations:
 Val-Comm Inc.                        ---       $0.01           ---       $0.01
Loss per share from
 discontinued operations:
 Cycomm Secure Solutions              ---         ---           ---      ($0.13)
Loss per share on disposal
 of Cycomm Secure Solutions           ---         ---           ---      ($0.12)
Income per share on
 dissolution of discontinued
 operation: Cycomm Secure
 Solutions, Inc.                    $0.04         ---         $0.05         ---
Net loss per share
 attributable to beneficial
 return on preferred shares           ---       $0.00           ---       $0.00
                                    -----      ------        ------      ------
Net income (loss) per share
 attributable to common
 shareholders                       $0.02      $(0.12)       $(0.02)     $(0.46)
                                    =====      ======        ======      ======

                                    Page 21


Earnings Per Share: Diluted
Loss per share from
 continuing operations             ($0.02)     ($0.13)      ($0.07)      ($0.22)
Income (loss) per share from
 discontinued operations:
     Val-Comm Inc.                    ---       $0.01          ---        $0.01
Loss per share from
 discontinued operations:
 Cycomm Secure Solutions              ---         ---          ---       ($0.13)
Loss per share on
 disposal of Cycomm
 Secure Solutions                     ---         ---          ---       ($0.12)
Income per share on
 dissolution of
 discontinued operation:
 Cycomm Secure Solutions, Inc.      $0.03         ---        $0.05          ---

Net loss per share
 attributable to beneficial
 return on preferred
 shares                               ---       $0.00          ---        $0.00
                                    -----      ------       ------       ------
Net income (loss) per share
 attributable to common
 shareholders                       $0.01      $(0.12)      $(0.02)      $(0.46)
                                    =====      ======       ======       ======

Shares used in computing
 earnings per share:
       Basic                   25,876,013  12,492,928   23,807,869   12,463,261
                               ==========  ==========   ==========   ==========
       Diluted                 33,960,963  12,492,928   23,807,869   12,463,261
                               ==========  ==========   ==========   ==========

   See accompanying notes to condensed consolidated financial statements.

             CYCOMM INTERNATIONAL INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
  FOR THE PERIODS ENDED JUNE 30, 2000 AND JUNE 30, 1999 (UNAUDITED)
                                                 Six Months Ended
                                                June 30,      June 30,
                                                  2000          1999
Operating activities
 Net loss from continuing operations           ($1,606,107)  ($2,729,515)
 Adjustments to reconcile net loss to
  net cash provided by operating
  activities:
     Depreciation and amortization                  55,120       445,034
     Non-cash compensation                             ---        88,000
 Change in operating assets and
  liabilities                                   (1,675,084)    3,201,486
                                                ----------     ---------
 Cash provided by (used in) operating
  activities                                    (3,226,071)    1,005,005
                                                ----------     ---------

Investing activities
 Acquisition of fixed assets                       (22,235)          ---
 Increase in notes receivable                          ---        (4,000)
 Decrease in notes receivable                          ---         2,000
 Other                                                 ---           ---
                                                   -------        ------
 Cash used in investing activities                 (22,235)       (2,000)
                                                   -------        ------

Financing activities
 Issuance of common stock                        4,140,000           ---
 Exercise of stock options                          74,999           ---
 Issuance of preferred stock                           ---       247,500
 Borrowings under revolving credit
  facility                                        (362,117)   (1,045,523)
 Repayment of notes payable                            ---       (15,777)
 Deferred financing costs on convertible
  debentures                                           ---           ---
 Repayment of obligations under capital
  leases                                            (1,130)       (7,229)
                                                 ---------      --------
 Cash (used in) provided by financing
  activities                                     3,851,752      (821,029)
                                                 ---------      --------

Discontinued operations
 Proceeds from sale of discontinued
  operation:
    Cycomm Secure Solutions Inc.                       ---       800,000
 Cash used in discontinued operation:
    Cycomm Secure Solutions Inc.                       ---    (1,743,677)
 Proceeds from sale of discontinued
  operation:
    Val-Comm, Inc.                                     ---       188,000
 Cash provided by discontinued
  operation: Val-Comm, Inc.                            ---        10,458
                                                   -------      --------
 Decrease (increase) in cash and cash
  equivalents during the period                    603,446      (563,243)
 Cash and cash equivalents, beginning of
  period                                            22,867       567,977
                                                  --------       -------
 Cash and cash equivalents, end of period         $626,313        $4,734
                                                  ========       =======
Supplemental cash flow information:
 Interest paid                                    $264,573      $226,611

 Income taxes paid                                 $   ---       $   ---

Non-cash investing and financing
 activities:
 Conversion of convertible debentures to
  common stock                                    $517,452       $   ---
 Conversion of preferred stock to common
  stock                                         $2,226,098      $381,356
 Conversion of convertible debentures to
  preferred stock                               $3,000,000       $   ---


  See accompanying notes to condensed consolidated financial statements.

CYCOMM INTERNATIONAL INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2000

NOTE 1 - GENERAL

The interim financial information furnished herein was prepared from the books and records of Cycomm International Inc. and its subsidiaries ("Cycomm") as of June 30, 2000 and for the periods ended June 30, 2000 and 1999, without audit; however, such information reflects all normal and recurring accruals and adjustments which are, in the opinion of management, necessary for a fair presentation of financial position and of the statements of operations and cash flows for the interim period presented. The interim financial information furnished herein should be read in conjunction with the consolidated financial statements included in this report and the consolidated financial statements and notes contained in the Cycomm's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999. The interim financial information presented is not necessarily indicative of the results from operations expected for the full fiscal year.

NOTE 2: DISCONTINUED OPERATIONS

Cycomm Secure Solutions Inc.

On March 4, 1999, Cycomm signed a letter of intent for the sale of the assets of its secure computing subsidiary, Cycomm Secure Solutions Inc. ("CSS").
The asset sale was completed on June 21, 1999. The results of operations for CSS are reported as discontinued operations for all periods presented. For the period ended March 4, 1999, the results of CSS included a write-off of goodwill of $1,220,190. The results of operations for Cycomm Secure Solutions Inc. for the period ended March 4, 1999 are summarized as follows:

                                  January 1, 1999
                                 to March 4, 1999

Revenue                              $1,837,889
Cost of Sales                         1,354,200
                                      ---------
Gross profit (loss)                     483,689

Operating Expenses                    2,096,733
                                   ------------
Net loss                           ($1,613,044)
                                   ===========
Net loss per share                      ($0.12)
                                        ======

The assets sold included inventory, fixed assets and various intangibles and other assets and had a carrying value of $2,333,779 as of June 21, 1999. Proceeds on the sale of CSS's assets were used to repay a portion of CSS' bank debt and to satisfy CSS' lease and property tax obligations. Cycomm recognized a net loss on disposal of $1,535,643 on the sale of CSS' assets. Included in the net loss was a gain of $278,297 on the settlement of an operating lease obligation.

On June 29, 2000, Cycomm completed the legal dissolution of its CSS subsidiary. As a result of the dissolution, Cycomm is not entitled to receive any assets generated in the future by CSS, and is not liable for any present or future unsatisfied claims of CSS' creditors. Cycomm recognized a gain of $1,119,273 related to the dissolution of CSS.

Val-Comm Inc.

In April 1999, the Company entered into an agreement to sell its secure telecommunications subsidiary, Val-Comm Inc. to an individual investor in Val-Comm's geographical area. The transaction was structured as a stock purchase, and was completed on August 21,1999. The results of operations for Val-Comm are reported as discontinued operations for the quarter ended June 30, 1999 and the six months ended June 30, 1999, and are summarized as follows:

                         Quarter Ended  Six Months Ended
                          June 30, 199      June 30, 1999


Revenue                      $461,093          $792,601
Cost of Sales                 238,020           449,403
                              -------           -------
Gross profit (loss)           223,073           343,198

Operating Expenses            123,439           237,747
                              -------           -------
Net income                    $99,634          $105,451
                              =======          ========
Net income per share            $0.01             $0.01
                                =====             =====


The net book value of Val-Comm's assets on August 21, 1999 was $484,254. The selling price of Val-Comm consisted of an initial payment of $750,000 and a contingent promissory note of $1.5 million. The promissory note is contingent upon Val-Comm getting a follow-on award to an existing contract. Val-Comm's management is optimistic that they will receive this award. The contingent promissory note bears interest at 7%, and is payable over two years should payment be required, with 50% of the note due on August 21, 2000 and the balance of the note due on August 21, 2001. Cycomm recognized a gain on the sale of Val-Comm of $265,746.

The initial payment of $750,000 was made with $188,000 in cash and with stock in the purchaser's company that was valued at $900,000 at the time of the purchase. The stock was to be sold by an independent third party, and the proceeds were to be paid to Cycomm. As of June 30, 2000, Cycomm had received proceeds of $496,034 from the sale of the purchaser's stock. The total amount due from the purchaser on the initial payment is $65,966 as of June 30, 2000 and is included in other current assets.

NOTE 3: ACQUISITION EARN-OUT

In connection with the purchase price paid for the Company's acquisition of its Cycomm Mobile Solutions subsidiary, the Company entered into an acquisition earn-out agreement with the seller, M3i Technologies Inc. and M3i Systems Inc. (collectively the "Seller"). The earn-out provision of the purchase price was to be paid in Cycomm common stock, up to a maximum value of $4,000,000, subject to provisions based on the achievement of certain unit sales volumes for a five year period. Common stock issued under the earn-out provisions was to be issued at the average current market price of the last month for the quarter in which it was earned. As of June 30, 2000, Cycomm had paid $1,354,796 of contingent consideration, which was paid in 444,862 shares of common stock.

The Company and the seller were parties to a lawsuit regarding the interpretation of the earn-out agreement. On May 24, 1999, the Company and the seller entered into a complete settlement of the litigation. Under the terms of the agreement, the Company could fulfil its obligation to the Seller if payments were made before certain dates as specified in the agreement.
The Company could elect to pay $700,000 by April 30, 2000, $1,100,000 by April 30, 2001 or $1,500,000 prior to April 30, 2002. The settlement agreement was amended on February 3, 2000 to allow Cycomm until December 31, 2000 to pay $700,000 in full and final settlement of the obligation, to be paid in accordance with a payment schedule. Management anticipates that the liability to the Seller will be paid prior to December 31, 2000 in accordance with the payment schedule. The first scheduled payment of $100,000 was made on February 7, 2000, and the second payment of $100,000 was made on May 11, 2000. Cycomm has recorded an accrued liability of $500,000 as of June 30, 2000. In conjunction with the settlement, the Company issued 200,000 warrants to the seller with a fair value on the date of issuance of
$88,000.   It was considered part of the purchase price and subsequently written off in conjunction with goodwill impairment charge (See Note 6:
Impairment of Goodwill).

NOTE 4: DELISTING FROM THE AMERICAN STOCK EXCHANGE

On January 21, 1999, Cycomm was notified by the American Stock Exchange that it no longer met continued listing criteria and would be delisted. Specifically, Cycomm had incurred losses in its last five fiscal years and therefore failed to meet the American Stock Exchange listing requirement of pre-tax income of at least $750,000 in its last fiscal year, or in two of its last three fiscal years. Additionally, Cycomm failed to satisfy the minimum stockholders' equity requirement of $4 million. Trading of Cycomm's stock was suspended on April 13, 1999 and Cycomm was delisted from the AMEX on April 30, 1999. Cycomm began trading on the Over-the-Counter Bulletin Board (OTCBB) on May 5, 1999 under the symbol "CYII".


NOTE 5: DEFERRED REVENUE

Cycomm recorded deferred revenue related to sales in which customers were shipped PCMobiles with 586 processors (the "586s") to be used until PCMobiles with Pentium processors (the "Pentiums") became available. At the time the shipments were made, Cycomm was still in the process of developing the Pentium PCMobile, however the customers agreed to take 586s until Cycomm was able to deliver Pentiums. The customers paid the full price for Pentiums at the time of the shipment, which was recorded as deferred revenue. When the Pentiums became available, the customers could trade in the 586s for Pentiums at no additional charge. The customers retained the right to return the 586s at any time before they received the Pentiums. Upon the return of the 586s, the customers would be entitled to a full refund, and the entire sale would be cancelled.

The 586s were classified as demonstration units, and were recorded in inventory and depreciated over a one year period. All demonstration units were fully depreciated during the year ended December 31, 1999. Depreciation expense on the demonstration units was $40,689 for the quarter ended June 30, 1999, and $208,075 for the six months ended June 30, 1999.

Revenue on the sales is recognized when the Pentium units are shipped to the customers. In the quarter ended June 30, 2000, no Pentium units were shipped related to the Pentium for 586 trade-in issue. Cycomm recognized revenue of $24,845 related to the shipment of Pentium units to customers in exchange for the 586 units for the quarter ended June 30, 1999. For the six months ended June 30, 2000 and June 30, 1999, Cycomm recognized revenue of $185,207 and $168,606, respectively.

On April 4, 2000, Cycomm entered into an agreement under which a customer agreed to keep the 586 units originally delivered, instead of trading the units for Pentiums. The customer agreed to forfeit its right to trade in the units in exchange for the forgiveness of $278,818 owed to Cycomm. Cycomm also provided the customer with 15 additional PCMobile units at no additional cost. As a result of this settlement, Cycomm recognized deferred revenue of $581,134 in the quarter ended June 30, 2000.

NOTE 6: IMPAIRMENT OF GOODWILL

In 1999, Cycomm made the determination that the value of goodwill related to the acquisition of Cycomm Mobile Solutions ("CMS") was impaired under SFAS
121. CMS has a history of losses and negative cash flows from operations. Cycomm recorded an impairment charge of $838,202 in the year ended December 31, 1999 to fully write down goodwill related to CMS due to the fact that the carrying value of that asset was in excess of its fair value.

NOTE 7: INVENTORIES

The following is a summary of inventories at June 30, 2000:

                                          June 30,
                                            2000

Raw materials                             $997,546
Work in process and sub-assemblies         316,311
Finished goods                              76,124
Allowance for obsolete inventory          (138,893)
                                        ----------
                                        $1,251,088
                                        ==========

Cycomm continually evaluates inventory for obsolescence or impairment in value. The impairment loss is measured by comparing the carrying amount of the inventory to its fair value with any excess of carrying value over fair value reserved. Fair value is based on market prices where available, or on an estimate of market value, or determined by various valuation techniques including discounted cash flow.

NOTE 8: NOTES PAYABLE AND CONVERTIBLE DEBENTURES

Notes payable and convertible debentures are as follows:

                                                 June 30,
                                                  2000

Revolving credit facility, prime + 3%               552,986
                                                    -------

                                                    552,986
Less current portion                                552,986
                                                   --------
                                                   $    ---
                                                   ========

On February 28, 1997, Cycomm issued $3,000,000 of 10% convertible debentures due February 28, 1999 which were convertible at the option of the holders into Cycomm's common stock. On March 31, 2000, Cycomm entered into an agreement with the debenture holders under which the debentures were sold to a third party, who was assigned all rights privileges and obligations of the original holders. Concurrent with the sale, Cycomm entered into an agreement with the new holders under which the debentures were converted into preferred stock of Cycomm. The debentures were converted into 30 shares of Series E convertible redeemable preferred stock ("Series E preferred stock") with a conversion value of $100,000 per share. The Series E preferred stock is convertible at any time at the option of the holder. The conversion price is equal to the average closing bid price of Cycomm's stock for the 20 days prior to the date of conversion. The Series E preferred stock cannot be converted for less than $2.00 per share. The Series E preferred stock accrues dividends at 7% per annum, which can be paid in cash or in common stock at the option of the Company. The Series E preferred stock is redeemable at Cycomm's option at a price equal to conversion price on the date of redemption. The Series E preferred stock has no mandatory redemption provisions. See Note 9: Capital Stock for further discussion of the Series E preferred stock.

On September 20, 1999, the Company issued a $500,000 7% convertible debenture due September 20, 2004 which was convertible at the option of the holder into Cycomm's common stock at the lesser of $0.50 per share or the average closing bid price of Cycomm's common stock for the 5 days prior to conversion. On March 30, 2000, the debenture and was converted. At the time of conversion, the debenture had earned accrued interest of $17,452. The principal and accrued interest were converted into 1,034,904 shares of common stock.

Cycomm has a revolving credit facility from a lender under which Cycomm may, at its option, borrow and repay amounts up to a maximum of $4,000,000. As of June 30, 2000, the available borrowing base on the revolving credit facility was $575,229. Borrowings under this credit facility bear interest at prime plus 3%. The credit facility is collateralized by the trade accounts receivable, inventory and other assets of Cycomm Mobile Solutions. As of June 30, 2000, the amount outstanding on the credit facility was $552,986.

NOTE 9: CAPITAL STOCK

Common Stock

In January 2000, Cycomm raised capital through three separate private equity placements of its common stock. The equity placements were priced at the market price of Cycomm's common stock on the date of the letter of intent. The market price of Cycomm's common stock increased prior to the date of issuance, causing the private equity placements to be issued at a discount to the market price. In total, the Cycomm issued 6,200,000 shares of common stock for gross proceeds of $3,170,000. Cash proceeds, after commissions and issue costs were $3,060,000. In conjunction with these private placements, Cycomm issued 5,000,000 warrants to the purchasers, with a fair value on the date of issuance of approximately $8,736,500.

On May 8, 2000, Cycomm raised capital through a private equity placement of its common stock. The stock was issued at a discount to the market price on the date of the issuance. In total, Cycomm issued 1,200,000 shares of common stock for gross proceeds of $1,200,000. Cash proceeds, after commissions and issue costs were $1,080,000.

Five shares of Series B convertible preferred shares and related accrued dividends were converted into 431,759 shares of common stock during the six months ended June 30, 2000. There are two shares of Series B convertible preferred stock outstanding as of June 30, 2000, with a combined face value of $100,000 and accrued dividends of $23,425. Dividends can be paid in cash or in common stock at the option of Cycomm.

On March 30, 2000, the $500,000 7% convertible debenture due September 20, 2004 was converted into common stock of the Company. At the time of conversion, the debenture had earned accrued interest of $17,452. The principal and accrued interest were converted into 1,034,904 shares of common stock.

On January 21, 2000, Cycomm cancelled 205,717 shares of its common stock that had been issued in settlement of a vendor obligation of $77,144, and issued 400,000 shares in full settlement of an obligation of $161,223.

On January 13, 2000, Cycomm issued 145,833 shares of common stock upon the exercise of non-employee stock options for proceeds of $74,999.

Preferred Stock

On March 31, 2000, Cycomm issued 30 shares of Series E convertible redeemable preferred stock ("Series E preferred stock") with a conversion value of $100,000 in conjunction with the conversion of the $3,000,000 7% convertible debentures due May 1, 2000 (See Note 8: Notes Payable and Convertible Debentures). The conversion price is equal to the average closing bid price of the Company's stock for the 20 days prior to the date of conversion. The Series E preferred stock cannot be converted for less than $2.00 per share. The Series E preferred stock accrues dividends at 7% per annum, which can be paid in cash or in common stock at Cycomm's option. The Series E preferred stock is redeemable at Cycomm's option at a price equal to conversion price on the date of redemption. The Series E preferred stock has no mandatory redemption provisions.

In the quarter ended June 30, 2000, 20 shares of Series E preferred stock were converted into 1,000,000 shares of Cycomm's common stock. As of June 30, 2000, there were 10 shares of Series E preferred stock outstanding with a combined face value of $1,000,000 and accrued dividends of $57,260.

NOTE 10: SEGMENT AND RELATED INFORMATION

The results of operations by geographic region for the quarters ended June 30, 2000 and 1999, and the six months ended June 30, 2000 and 1999 are as follows:

                                   Quarters Ended          Six Months Ended
                                June 30,    June 30,     June 30,     June 30,
                                  2000        1999        2000         1999

Sales
      United States           $1,400,574   $ 410,774   $2,348,364   $1,834,900
      Canada                      15,172      32,863      364,630       69,093
                              ----------   ---------   ----------   ----------
                              $1,415,746   $ 443,637   $2,712,994   $1,903,993
                              ==========   =========   ==========   ==========
Loss from Operations
      United States             $ 24,601   $ 970,010   $1,000,686   $1,749,849
      Canada                     566,644     518,913      431,509      788,170
                               ---------  ----------   ----------   ----------
                               $ 591,245  $1,488,923   $1,432,195   $2,538,019
                               =========  ==========   ==========   ==========


NOTE 11: EARNINGS PER SHARE

Basic earnings per share is calculated by dividing net earnings by the weighted average number of common shares outstanding during the related periods. Diluted earnings per share is calculated by dividing net earnings by the weighted average number of common shares outstanding during the related periods plus the incremental shares that would have been outstanding upon the assumed exercise of eligible stock options, warrants and the conversion of convertible preferred stock. In periods in which Cycomm incurred net losses, the effect of the exercise of stock options, warrants and the conversion of preferred stock would be anti-dilutive, causing diluted earnings per share to equal basic earnings per share as disclosed in the consolidated statements of operations. For the quarter ended June 30, 2000, Cycomm recorded net income, and computed diluted earnings per share as follows:

                                           Quarter Ended
                                              June 30,
                                                2000

Numerators:
  Loss from continuing operations              $(670,446)
  Gain on dissolution of discontinued
   operation:
     Cycomm Secure Solutions Inc.              1,119,273
   Net income (loss) attributable to
      common shareholders                       $448,827
                                                ========
Denominator:
Denominator for basic earnings per share:
   Weighted average shares outstanding        25,876,013
Stock options                                  2,021,438
Warrants                                       5,400,000
Convertible preferred stock                      663,512
                                              ----------
Denominator for dilutive earnings per
 share                                        33,960,963
                                              ==========

Earnings per share: Basic

Loss per share from continuing operations         $(0.03)
Income per share on dissolution of
 discontinued operation: Cycomm Secure
 Solutions, Inc.                                   $0.04
                                                   -----
Net income (loss) per share attributable
 to common shareholders                            $0.02
                                                   =====

Earnings per share: Diluted

Loss per share from continuing operations         $(0.02)
Income per share on dissolution of
 discontinued operation: Cycomm Secure
 Solutions, Inc.                                   $0.03
                                                   -----
Net income (loss) per share attributable
 to common shareholders                            $0.01
                                                   =====


NOTE 12: SUBSEQUENT EVENTS

On July 26, 2000, Cycomm raised capital through a private equity placement of its common stock. The stock was issued at a discount to the market price on the date of the issuance. In total, Cycomm issued 333,334 shares of common stock for total proceeds of $250,000. In conjunction with this private equity placement, Cycomm issued 33,333 warrants to purchase Cycomm's common stock with an exercise price of $0.75 per share.

On July 24, 2000, the remaining 10 shares of Series E preferred stock and the related accrued dividends were converted into 531,507 shares of common stock.

 REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Cycomm International Inc. and Subsidiaries



      We have audited the accompanying consolidated balance sheets of Cycomm International Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cycomm International Inc. and subsidiaries at December 31, 1999 and 1998 and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring losses from operations and has a working capital deficiency and an accumulated deficit. Further, the Company was not in compliance with the terms of its debt agreements at December 31, 1999. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.



McLean, Virginia
April 6, 2000                                            /s/ Ernst & Young LLP

                    CYCOMM INTERNATIONAL INC. AND SUBSIDIARIES
                             CONSOLIDATED BALANCE SHEETS
                                                     December 31,   December 31,
                                                         1999           1998

ASSETS
Current assets:
 Cash and cash equivalents                              $22,867       $567,977
 Accounts receivable, less allowance for doubtful
  accounts of $254,000 and $61,000, respectively      1,200,771      2,251,818
 Inventories, net of allowance for obsolete
  inventory of $131,339 and $172,096, respectively      844,057      1,772,861
 Net assets held for sale from discontinued
  operation: Cycomm Secure Solutions Inc.                   ---      1,457,151
 Net assets held for sale of discontinued
  operation: Val Comm, Inc.                                 ---        374,913
 Other current assets                                   576,894        407,011
                                                      ---------      ---------
    Total current assets                              2,644,589      6,831,731

Equipment, net                                          269,780        363,264

Goodwill, net of accumulated amortization of
 $2,115,907 for the year ended December 31, 1998            ---      2,175,400

Other assets:
 Deferred financing costs, net of accumulated
  amortization of $407,978 for the year ended December
  31, 1998                                                  ---         31,701
 Other                                                   30,648        224,850
                                                     ----------     ----------
Total assets                                         $2,945,017     $9,626,946
                                                     ==========     ==========


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable  trade                            $2,416,883     $2,191,026
 Accrued liabilities                                    692,324        394,014
 Acquisition earn-out obligation                        700,000        700,000
 Deferred revenue                                       770,122        934,948
 Dividends payable on preferred stock                    33,575         33,333
 Current portion of capital lease obligations             2,785         22,418
 Revolving credit facility                              915,104      1,959,545
 Current portion of notes payable and convertible
  debentures                                                ---      3,015,777
                                                      ---------      ---------
    Total current liabilities                         5,530,793      9,251,061

Capital lease obligations, less current portion           8,041         10,826

Convertible debentures, subsequently converted into
  preferred stock                                     3,000,000            ---
Convertible debentures, subsequently converted into
  common stock                                          500,000            ---
Stockholders' equity (deficit):
 Preferred stock, $50,000 par value, unlimited
  authorized shares, 7 and 8 shares issued and
  outstanding at December 31, 1999 and
  December 31, 1998, respectively                       296,250        360,000
 Common stock, no par value, unlimited authorized
  shares, 16,807,696 and 12,210,311 shares issued
  and outstanding at December 31, 1999 and
  December 31, 1998, respectively                    54,315,402     51,674,618
 Notes receivable - stockholders                        (60,511)       (68,912)
 Accumulated deficit                                (60,644,958)   (51,600,647)
                                                    -----------    -----------
   Total stockholders' equity (deficit)              (6,093,817)       365,059
                                                    -----------    -----------
Total liabilities and stockholders' equity (deficit) $2,945,017     $9,626,946
                                                    ===========    ===========

                           (See accompanying notes)

                  CYCOMM INTERNATIONAL INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                                    Year ended     Year ended
                                                   December 31,   December 31,
                                                       1999           1998

Sales                                               $3,263,178    $13,233,672
Cost of sales                                        3,012,410      9,830,620
                                                     ---------      ---------
Gross profit                                           250,768      3,403,052

Expenses:
 Selling, general and administrative                 3,888,437      5,234,503
 Research and product development                      824,353        929,998
 Depreciation and amortization                         612,213      1,471,493
 Other                                                     863        (89,528)
                                                     ---------      ---------
                                                     5,325,866      7,546,466
                                                     ---------      ---------
Loss from Operations                                (5,075,098)    (4,143,414)

Other Income (Expense)

 Interest income                                        18,248         67,881
 Interest expense                                     (456,651)      (292,176)
 Goodwill impairment                                  (838,202)           ---
 Other income                                          110,000            ---
                                                    ----------       --------
                                                    (1,166,605)      (224,295)
                                                    ----------       --------

Loss from Continuing Operations                     (6,241,703)    (4,367,709)

Discontinued Operations:
 Income from operations of discontinued
  operation:  Val- Comm, Inc.                          112,163        159,550
 Gain on disposal of discontinued operation:
  Val-Comm, Inc.                                       265,746           ---
 Loss from operations of discontinued
  operation: Cycomm Secure Solutions Inc.           (1,613,044)    (4,087,890)
 Loss on disposal of discontinued operation:
  Cycomm Secure Solutions Inc.                      (1,535,643)           ---
                                                    ----------     ----------
Net loss                                            (9,012,481)    (8,296,049)

 Beneficial return on preferred shares                (100,000)      (150,000)
                                                    ----------     ----------
Net loss attributable to common stockholders       $(9,112,481)   $(8,446,049)
                                                   ===========    ===========

Earnings per share - basic and diluted
Loss per share from continuing operations               $(0.46)       $(0.40)
Income per share from discontinued operation
 Val-Comm, Inc.                                           0.01          0.01
Income per share on disposal of Val-Comm, Inc.            0.02           ---
Loss per share from discontinued operation
 Cycomm Secure Solutions Inc.                            (0.12)        (0.38)
Loss per share on disposal of Cycomm Secure
 Solutions Inc.                                          (0.11)          ---
Net loss per share attributable to beneficial
 return on preferred shares                              (0.01)        (0.01)
                                                         -----         -----
Net loss per share attributable to common
 stockholders                                           $(0.67)       $(0.78)
                                                        ======        ======

Shares used in the calculation of basic and
 diluted net loss per share                         13,694,064    10,835,688
                                                    ==========    ==========

                           (See accompanying notes)

                   CYCOMM INTERNATIONAL INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     Year Ended     Year Ended
                                                    December 31,   December 31,
                                                       1999            1998

Operating activities
   Net loss                                          $(6,241,703)   $(4,367,709)
   Adjustments to reconcile net loss to net cash
       used in operating activities:
      Depreciation and amortization                      612,213      1,471,493
            Non-cash compensation                        263,458        450,000
            Goodwill impairment                          838,202            ---
   Change in operating assets and liabilities          2,490,637        970,027
                                                      ----------     ----------
   Cash used in operating activities                  (2,037,193)    (1,476,189)
                                                      ----------     ----------

Investing activities
   Acquisition of equipment                                 ---        (162,469)
   Increase in notes receivable                          (4,000)        (66,000)
   Decrease in notes receivable                           2,000          50,249
   Proceeds from sale of marketable securities          496,034             ---
   Other                                                    ---        (112,874)
                                                        -------        --------
Cash provided by (used in) investing activities         494,034        (291,094)
                                                        -------        --------

Financing activities
   Issuance of common stock, net of issuance costs    1,738,842       2,895,750
   Issuance of preferred stock, net of issuance
    costs                                               516,000         900,000
   Net borrowings under revolving credit
    facilities                                       (1,044,441)       (318,417)
   Proceeds from issuance of convertible
    debentures                                          500,000             ---
   Repayment of notes payable and convertible
    debentures                                          (15,777)       (173,575)
   Deferred financing costs on convertible
    debentures                                              ---         (30,000)
   Repayment of obligations under capital leases         (9,686)         (3,998)
                                                      ---------       ---------
Cash provided by financing activities                 1,684,938       3,269,760
                                                      ---------       ---------

   Proceeds from sale of discontinued operation:
      Cycomm Secure Solutions Inc.                      800,000             ---
   Cash provided by (used in) discontinued
      operation: Cycomm Secure Solutions Inc.        (1,743,677)     (1,518,424)
   Proceeds from sale of discontinued operation:        188,000             ---
    Val-Comm, Inc.
   Cash provided by discontinued operation:
    Val-Comm, Inc.                                       68,788          74,344
                                                      ---------        --------

(Decrease) increase in cash and cash equivalents
   during the year                                     (545,110)         58,397
Cash and cash equivalents, beginning of year            567,977         509,580
                                                        -------         -------
Cash and cash equivalents, end of year                  $22,867        $567,977
                                                        =======        ========



                           (See accompanying notes)

                      CYCOMM INTERNATIONAL INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                  Preferred  Preferred   Common       Common     Accumulated
                    Shares     Stock     Shares       Stock       Deficit

Balance,
December 31, 1997  $   ---      ---     9,816,877   $47,491,611   ($43,247,978)

Net Loss               ---      ---          ---           ---      (8,296,049)
Issuance of
 common stock:
 Conversion of
  debentures           ---      ---       236,380       273,970           ---
 Private placement -
  Common stock         ---      ---     1,870,000     2,895,750           ---
Value of options
 issued to
 non-employees         ---      ---          ---       450,000            ---
Issuance of
preferred stock:
 Private placement -
  Preferred stock       20   900,000         ---           ---            ---
 Conversion of
preferred stock        (12) (540,000)     287,054      563,287
Dividends on
 preferred stock       ---      ---          ---           ---         (56,620)
                      ----  -------    ---------   -----------    ------------
Balance,
December 31, 1998        8  $360,000   12,210,311  $51,674,618    ($51,600,647)
                      ====  ========   ==========  ===========     ===========

Net Loss                                                            (9,012,481)
Issuance of
common stock:
 Private placement -
   Common stock        ---     ---      3,626,907    1,765,987             ---
Value of options
 issued to
 non-employees         ---     ---           ---       263,458             ---
Issuance of
 preferred stock:
 Issuance - Series C
  preferred stock        6  247,500          ---           ---             ---
 Issuance - Series  D
  preferred stock        6  268,500          ---           ---             ---
 Reversal of
  conversion
  of Series
  B preferred stock      1   45,000       (21,745)     (46,753)            ---
 Conversion  of
  preferred stock      (14)(624,750)      992,223      658,092             ---
Dividends on
 preferred stock       ---      ---          ---          ---          (31,830)
                      ---- --------    ---------   ----------     ------------
Balance,
December 31, 1999        7 $296,250    16,807,696  $54,315,402    ($60,644,958)
                      ==== ========    ==========  ===========     ===========




                           (See accompanying notes)

CYCOMM INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999



NOTE 1:  NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Cycomm International Inc. (the "Company") is a manufacturer of wireless, ruggedized mobile computers, branded under the name "PCMobile". The Company is based in McLean, Virginia, with a manufacturing facility in Montreal, Quebec and a repair and maintenance facility in Melbourne, Florida.

The Company's consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss from continuing operations of $6,241,703 for the year ended December 31, 1999 and as of that date had a working capital deficit of $2,886,204 and an accumulated deficit of $60,644,958. Further, the Company was not in compliance with the terms of its debt agreements at December 31, 1999. These factors raise substantial doubt about the Company's ability to continue as a going concern.

Management has taken several steps towards addressing the going concern issue. In 1999, Cycomm sold two of its subsidiaries, Cycomm Secure Solutions Inc. ("CSS"), which was based in Sebastian, Florida, and Val-Comm, Inc. ("Val-Comm") which was based in Albuquerque, New Mexico. The sale of these divisions provided capital to repay debt and allowed Cycomm to focus exclusively on its PCMobile division, which has shown potential for future growth and profitability. Cycomm has raised additional capital, which has been used to expand production capabilities and to fund operations. The Company has also made reductions in overhead and managerial headcount.

In order for Cycomm to improve operating results and cash flows in the year 2000, management has implemented plans to increase revenue. Cycomm's plans include increasing overall marketing efforts, hiring additional salespeople and allowing more resellers to offer our products. The increase in marketing will be primarily through print and electronic advertising and by attendance at national and regional trade shows. Management believes that the increased visibility of the PCMobile products through our marketing efforts will generate leads for our salespeople and resellers, which will translate into increased sales for Cycomm.

Increased sales levels will enable Cycomm to fund its operations through borrowings on its secured line of credit. Under this line of credit, Cycomm can borrow up to $4,000,000. The line of credit is collateralized by Cycomm's accounts receivable, inventory and all other assets. The line of credit is a demand facility, which is callable by the lender.

In the event that Cycomm is unable to adequately increase sales levels to fund itself through operations, management plans to raise capital through private equity placements. Cycomm has historically been able to raise capital through private equity placements and debenture issuances. During 1999, the Company raised $2,254,842 in private equity placements and $500,000 through the issuance of a convertible debenture. Subsequent to December 31, 1999, Cycomm has raised $3,026,000 in private equity placements (See Note 22: Subsequent Events for further detail).

These consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements. In the event that the Company is unable to achieve its plans to fund operations, the Company will consider further cost reductions and may be required to seek protection under the United States Bankruptcy Code.

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

The  consolidated  financial  statements  include  the  accounts  of the
Company  and  its  wholly-owned   subsidiaries   after   elimination  of
intercompany accounts and transactions.

Cash and Cash Equivalents

The Company considers all short-term deposits with a maturity of three months or less to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Market is determined by the replacement cost method for raw materials and the net realizable value method for work in process and sub-assemblies and finished goods. Inventories also include demonstration equipment, which is stated at amortized cost, which approximates net realizable value. Demonstration equipment was fully depreciated at December 31, 1999, and had a net amortized cost of $208,075 as of December 31, 1998.

Use of Estimates in the Preparation of Consolidated Financial Statements

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, accounts payable, accrued liabilities, capital lease obligations, notes payable and convertible debentures approximate their fair values.

Equipment and Depreciation

Equipment is carried at the lower of cost or market less accumulated depreciation and amortization. Depreciation is calculated on a straight line basis over the estimated useful lives of the fixed assets as follows:

      Equipment under capital lease       Term of the respective lease
      Furniture and fixtures              5 to 7 years
      Research equipment                  3 to 10 years
      Computer equipment                  3 to 7 years
      Office equipment                    5 to 7 years
      Manufacturing equipment             3 to 7 years

Amortization of leasehold improvements is calculated on a straight line basis over the term of the respective lease.

Research and Product Development Costs

Research and product development costs are expensed as incurred.

Deferred Financing Costs

Costs relating to obtaining debt financing are deferred and amortized on a straight line basis over the term of the debt. The unamortized portion of the deferred financing costs related to convertible debentures is recorded against stockholders' equity at the time of conversion.

Leases

Equipment acquired under leases which transfer substantially all of the benefits of ownership to the lessee are recorded as the acquisition of assets and the assumption of a related obligation. Under this method, assets are depreciated over their expected useful lives, and obligations, including interest thereon, are extinguished over the life of the lease.

All other leases are accounted for as operating leases wherein rental payments are charged to operations as incurred.


Revenue Recognition

Product sales, less estimated returns and allowances, are recorded at the time of shipment.

Product Warranty

Cycomm provides a three year warranty for its PCMobile computers which excludes certain components. The rechargeable batteries and some hard drives are covered by a one year warranty, while the magnesium casing of the PCMobile comes with a limited lifetime warranty. A reserve is established to cover estimated warranty costs during this period. Warranty reserves for the years ended December 31, 1999 and 1998 were $233,739 and $250,155 respectively.

Advertising Costs

The Company expenses advertising costs as incurred. Such costs were insignificant in 1999 and 1998.

Foreign Currency Transactions

The Company considers the functional currency of its foreign subsidiary to be the U.S. dollar. Exchange adjustments from foreign currency transactions are recognized in income and were insignificant in 1999 and 1998.

Earnings Per Share

The Financial Accounting Standards Board's Statement No. 128, "Earnings per Share", requires companies to report basic earnings per share (EPS) and diluted EPS. Basic EPS is calculated by dividing net earnings by the weighted average number of common shares outstanding during the year. Diluted EPS is calculated by dividing net earnings by the weighted average number of common shares outstanding during the year plus the incremental shares that would have been outstanding upon the assumed exercise of eligible stock options, warrants and the conversion of certain debenture issues. Included in EPS for 1999 and 1998 are charges of $100,000 and $150,000 related to the beneficial conversion feature of the Company's convertible preferred stock. For the years ended December 31, 1999 and 1998, the effect of the exercise of stock options, warrants and the conversion of preferred stock and debentures would be anti-dilutive, and therefore, diluted earnings (loss) per share is equal to basic earnings
(loss) per share as disclosed in the consolidated statements of operations.

Goodwill

Goodwill is amortized on a straight line basis over a period of ten years. Cycomm continually evaluates whether events or circumstances have occurred that indicate that the remaining useful life of goodwill may warrant revision or that the remaining balance may be unrecoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company assesses the impairment in accordance with Statement of Financial Statements No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS 121"). SFAS 121 requires impairment losses to be recognized for long-lived assets when indicators of impairment are present and the undiscounted cash flows, excluding interest, of the related business activities. The impairment loss of goodwill is measured by comparing the carrying amount of the asset to its fair value with any excess of carrying value over fair value written off. Fair value is based on market prices where available, an estimate of market value, or determined by various valuation techniques including discounted cash flow.

Stock-based compensation

The Company adopted Financial Accounting Standard No. 123 entitled "Accounting for Stock-Based Compensation" ("FAS 123") as of June 1, 1995.
The provisions of FAS 123 allow companies to either expense the estimated fair value of stock options or to continue their current practice but disclose the pro forma effects on net income and earnings per share had the value of the options been expensed. The Company has elected to continue its practice of recognizing compensation expense for its stock option and warrant incentive plans under Accounting Principles Board Statement No, 25 ("APB 25"), and to provide the required pro forma information for stock options and warrants granted after June 1, 1995. Under APB 25, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date, or other measurement date, over the exercise price.

Reclassification

Certain items previously reported in specific financial statement captions have been reclassified to conform with the 1999 presentation.

NOTE 3: DISCONTINUED OPERATIONS

Cycomm Secure Solutions Inc.

On March 4, 1999, the Company signed a letter of intent for the sale of the assets of its secure computing subsidiary, Cycomm Secure Solutions Inc. ("CSS"), in a management buy out ("MBO") transaction to a group of investors led by CSS management. On May 3, 1999, prior to the closing of the sale, the MBO group signed an agreement with Cycomm allowing the MBO group to operate the business for the period prior to the closing of the sale. The agreement allowed the MBO group to operate the assets of CSS and generate revenues for the benefit of the MBO group, and made the MBO group responsible for all expenses incurred and liabilities generated on and after May 3, 1999.

In May of 1999, the MBO group informed Cycomm that it would be unable to complete the purchase of the assets of CSS. The MBO group identified a company called Cortron Inc. ("Cortron") as another potential buyer for the assets of CSS. Cycomm signed a letter of intent for the sale of the assets of CSS to Cortron Inc. for a purchase price of $800,000. On June 21, 1999 Cycomm's secured lender foreclosed on the assets of CSS and sold the assets to Cortron.

The results of operations for CSS are reported as discontinued operations for all periods presented. For the year ended December 31, 1999, the results of CSS include a write-off of goodwill of $1,220,190. The results of operations for Cycomm Secure Solutions Inc. are summarized as follows:

                                  January 1,       Year Ended
                                1999 to March    December 31,
                                    4, 1999           1998

Revenue                            $1,837,889       $4,348,376
Cost of Sales                       1,354,200        4,534,110
                                    ---------        ---------
Gross profit (loss)                   483,689        (185,734)

Operating Expenses                  2,096,733        3,902,156
                                   ----------       ----------
Net loss                          ($1,613,044)     ($4,087,890)
                                  ===========      ===========
Net loss per share                     ($0.12)          ($0.38)
                                       ======           ======

The assets sold included inventory, fixed assets and various intangibles and other assets and had a carrying value of $2,333,779 as of June 21, 1999. Proceeds on the sale of CSS's assets were used to repay a portion of CSS' bank debt and to satisfy CSS' lease and property tax obligations. The Company recognized a net loss on disposal of $1,535,643 on the sale of CSS' assets. Included in the net loss is a gain of $278,297 on the settlement of an operating lease obligation. Included in accounts payable at December 31, 1999 are $1,310,837 of unpaid amounts due to vendors of CSS.

Val-Comm Inc.

In April 1999, the Company entered into an agreement to sell its secure telecommunications subsidiary, Val-Comm Inc. to an individual investor in Val-Comm's geographical area. The transaction was structured as a stock purchase, and was completed on August 21,1999. The results of operations for Val-Comm are reported as discontinued operations for all periods presented, and are summarized as follows:

                                  January 1,       Year Ended

                                1999 to August   December 31,
                                   21, 1999           1998

Revenue                            $1,001,733       $1,409,539
Cost of Sales                         570,510          817,127
                                      -------          -------
Gross profit (loss)                   431,223          592,412

Operating Expenses                    319,060          432,862
                                      -------          -------
Net income                            112,163          159,550
                                      =======          =======
Net income per share                    $0.01            $0.01
                                        =====            =====

The net book value of Val-Comm's assets as of August 21, 1999 was $484,254. The selling price of Val-Comm consisted of an initial payment of $750,000 and a contingent promissory note of $1.5 million. The promissory note is contingent upon Val-Comm getting a follow-on award to an existing contract. Val-Comm's management is optimistic that they will receive this award. The contingent promissory note bears interest at 7%, and is payable over two years should payment be required, with 50% of the note due on August 21, 2000 and the balance of the note due on August 21, 2001. As of December 31, 1999, the Company has recorded a gain on the sale of Val-Comm of $265,746.

The initial payment of $750,000 was made with $188,000 in cash and with stock in the purchaser's company that was valued at $900,000 at the time of the purchase. The stock was to be sold by an independent third party, and the proceeds were to be paid to Cycomm. As of December 31, 1999 the Company had received proceeds of $496,034 from the sale of the purchaser's stock. The total amount due from the purchaser on the initial payment is $65,966 as of December 31, 1999 and is included in other current assets.

NOTE 4:  ACQUISITION EARN-OUT

XL Computing (Canada) Inc.

In connection with the purchase price paid for the Company's acquisition of its Cycomm Mobile Solutions subsidiary, the Company entered into an acquisition earn-out agreement with the seller, M3i Technologies Inc. and M3i Systems Inc. (collectively the "Seller"). The earn-out provision of the purchase price was to be paid in Cycomm common stock, up to a maximum value of $4,000,000, subject to provisions based on the achievement of certain unit sales volumes for a five year period. Common stock issued under the earn-out provisions was to be issued at the average current market price of the last month for the quarter in which it was earned. As of December 31, 1999, Cycomm had paid $1,354,796 of contingent consideration, which was paid in 444,862 shares of common stock.

The Company and the seller were parties to a lawsuit regarding the interpretation of the earn-out agreement. On May 24, 1999, the Company and the seller entered into a complete settlement of the litigation. Under the terms of the agreement, the Company could fulfil its obligation to the Seller if payments were made before certain dates as specified in the agreement.
The Company could elect to pay $700,000 by April 30, 2000, $1,100,000 by April 30, 2001 or $1,500,000 prior to April 30, 2002. The settlement agreement was amended on February 3, 2000 to allow Cycomm until December 31,

2000 to pay $700,000 in full and final settlement of the obligation, to be paid in accordance with a payment schedule. See Note 22: Subsequent Events for further description of the amended agreement. Management anticipates that the liability to the Seller will be paid prior to December 31, 2000 in accordance with the payment schedule, and has recorded an accrued liability of $700,000 as of December 31, 1999. In conjunction with the settlement, the Company issued 200,000 warrants to the seller with a fair value on the date
of issuance of $88,000.   It was considered part of the purchase price and
subsequently written off in conjunction with goodwill impairment charge.

NOTE 5: DELISTING FROM THE AMERICAN STOCK EXCHANGE

On January 21, 1999, Cycomm was notified by the American Stock Exchange that it no longer met continued listing criteria and would be delisted. Specifically, Cycomm had incurred losses in its last five fiscal years and therefore failed to meet the American Stock Exchange listing requirement of pre-tax income of at least $750,000 in its last fiscal year, or in two of its last three fiscal years. Additionally, Cycomm failed to satisfy the minimum stockholders' equity requirement of $4 million. Trading of Cycomm's stock was suspended on April 13, 1999 and Cycomm was delisted from the AMEX on April 30, 1999. The Company began trading on the Over-the-Counter Bulletin Board (OTCBB) on May 5, 1999 under the symbol "CYII".

NOTE 6: IMPAIRMENT OF GOODWILL

In 1999, Cycomm made the determination that the value of goodwill related to the acquisition of Cycomm Mobile Solutions ("CMS") was impaired. CMS has a history of losses and negative cash flows from operations. Cycomm recorded an impairment charge of $838,202 in the year ended December 31, 1999 to fully write down goodwill related to CMS.

NOTE 7:  INVENTORIES

Inventories by categories are as follows:

                                        December 31,  December 31,
                                             1999          1998

Raw materials                              $841,910      $990,954
Work in process and sub-assemblies          122,160       712,947
Finished goods                               11,326       241,011
Allowance for obsolete inventory           (131,339)     (172,096)
                                           --------      --------
                                           $844,057    $1,772,816
                                           ========    ==========

Cycomm continually evaluates inventory for obsolescence or impairment in value. The impairment loss is measured by comparing the carrying amount of the inventory to its fair value with any excess of carrying value over fair value reserved. Fair value is based on market prices where available, or on an estimate of market value, or determined by various valuation techniques including discounted cash flow.

NOTE 8: OTHER CURRENT ASSETS

Other current assets are comprised of the following:

                                        December 31,  December 31,
                                             1999          1998

Deposits with materials suppliers          $283,449      $283,449
Amount due from private placement           125,000           ---
Amount due from sale of Val-Comm             65,966           ---
Other                                       102,479       123,562
                                            -------       -------
                                           $576,894      $407,011
                                           ========      ========

NOTE 9:  EQUIPMENT

Equipment and accumulated depreciation and amortization by categories are as follows:


                                                   Accumulated
                                                 depreciation and   Net book
                                      Cost         Amortization       value
December 31, 1999

Equipment under capital leases       14,754           5,812           8,942
Furniture and fixtures               23,143          13,325           9,818
Research equipment                    3,301           1,706           1,595
Computer equipment                  261,050         152,733         108,317
Office equipment                     34,331          17,004          17,327
Manufacturing equipment             150,838          60,359          90,479
Leasehold improvements               69,958          36,656          33,302
                                   --------        --------        --------
                                   $557,375        $287,595        $269,780
                                   ========        ========        ========
December 31, 1998

Equipment under capital leases       14,754           3,129          11,625
Furniture and fixtures               23,142           9,465          13,677
Research equipment                    3,301           1,235           2,066
Computer equipment                  258,113         103,833         154,280
Office equipment                     34,331          12,324          22,007
Manufacturing equipment             149,053          37,833         111,220
Leasehold improvements               69,960          21,571          48,389
                                   --------        --------        --------
                                   $552,654        $189,390        $363,264
                                   ========        ========        ========

Depreciation expense for the years ended December 31, 1999 and 1998 was $92,323 and $112,278, respectively.


NOTE 10:  NOTES PAYABLE AND CONVERTIBLE DEBENTURES

Notes payable and convertible debentures are as follows:

                                               December 31, December 31,
                                                  1999          1998

7% convertible debentures, due May 1, 2000     $3,000,000    $3,000,000

7% convertible debenture, due September 20,       500,000           ---
2004

Revolving credit facility, prime + 3%             915,104     2,310,890

Term note payable, prime + 3%, due January 1,         ---       394,425
2001                                            ---------     ---------

                                                4,415,104     5,705,315
Less current portion                              915,104     5,705,315
                                               ----------     ---------
                                               $3,500,000        $  ---
                                              ===========     =========


On February 28, 1997, the Company issued $3,000,000 of 10% convertible debentures due February 28, 1999 which were convertible at the option of the holders into common stock of the Company at a 10% discount of the average closing bid price of the Company's common stock prior to conversion, provided the conversion price was not greater than $6.00 per share nor less than $3.00 per share. On June 15, 1998, the Company entered into an agreement with the holders of these debentures, under which the holders agreed to waive their conversion rights in exchange for an increase in the interest rate of the debentures from 10% to 12%. On March 31, 1999, the Company entered into a new agreement with the holders of the debentures that amended the terms of
the note and extended the maturity date to May 1, 2000.   Pursuant to the
terms of the new agreement, the interest rate on the convertible debentures has been lowered from 12% per annum to 7% per annum. The debentures are convertible at the market price of Cycomm's common stock, provided that the market price is not below $0.50 per share at the time of conversion. The holders of the debentures were precluded from converting more than 5% of the outstanding debentures before August 1, 1999, 10% before November 1, 1999, 15% before February 1, 2000 and the balance before May 1, 2000. Subsequent to December 31, 1999 the Company arranged for a sale of the debentures from the holders to another party. See Note 22: Subsequent Events for further discussion of the $3,000,000 convertible debentures.

On September 20, 1999, the Company issued a $500,000 7% convertible debenture due September 20, 2004 which is convertible at the option of the holder into common stock of the Company at the lesser of $0.50 per share or the average closing bid price of the Company's common stock for the 5 days prior to conversion. As of December 31, 1999 the debenture had not been converted. Subsequent to December 31, 1999, the debenture was converted into common stock of the Company. See Note 22: Subsequent Events for further discussion of the conversion.

The Company has a revolving credit facility from a lender under which the Company may, at its option, borrow and repay amounts up to a maximum of $4,000,000, of which $915,104 was outstanding at December 31, 1999. Borrowings under this credit facility bear interest at prime plus 3%. Additionally, the terms of the credit facility prohibit the Company from paying dividends in certain circumstances. The revolving credit facility was originally comprised of a $3,432,000 facility collateralized by the trade accounts receivable and inventory of Cycomm Mobile Solutions and CSS, and a $568,000 term loan collateralized by certain machinery and equipment of CSS (see below). After the June 21, 1999 sale of the assets of CSS, the revolving credit facility was restructured as a $4,000,000 facility collateralized by the trade accounts receivable and inventory of Cycomm Mobile Solutions, and by the remaining accounts receivable of CSS. As of December 31, 1999, the Company was not in compliance with the terms of its loan agreement as total borrowings under the revolving credit facility exceeded the available borrowing base of the underlying collateral by $414,323. This was a result of accounts receivable being disallowed as collateral by the lender because certain invoices were over 90 days past due. As of April 10, 2000, the Company was in compliance with the terms of its loan agreement.

The Company's revolving credit facility originally contained a term loan in the amount of $568,000 collateralized by certain machinery and equipment of the Company's CSS subsidiary. This term loan had an interest rate of prime plus 3% and was payable in equal installments of $15,777 per month through January 1, 2001. In connection with the Cycomm's sale of its CSS subsidiary (See Note 2: Discontinued Operations), the Company's secured lender foreclosed on all of the assets of CSS and sold the assets to the buyer. A portion of the proceeds from the sale of CSS assets was used to pay down the balance of Cycomm's term loan. At the time of the sale, the term loan had a balance of $378,648. Subsequent to the sale of CSS assets, the Company's revolving credit facility was restructured to remove the term loan provision.

NOTE 11: DEFERRED REVENUE

The Company recorded deferred revenue of $770,122 and $934,948 for the years ended December 31, 1999 and 1998, respectively. Deferred revenue was recorded as a result of certain sales of PCMobile computers in which customers were shipped PCMobiles with 586 processors (the "586s") to be used until PCMobiles with Pentium processors (the "Pentiums") became available.
At the time the shipments were made, Cycomm was still in the process of developing the Pentium PCMobile, however the customers agreed to take 586s until Cycomm was able to deliver Pentiums. The customers paid the full price for Pentiums at the time of the shipment which was recorded as deferred revenue. When the Pentiums became available, the customers could trade in the 586s for Pentiums at no additional charge. The customers retain the right to return the 586s at any time before they receive the Pentiums. Upon the return of the 586s, the customers would be entitled to a full refund, and the entire sale would be cancelled.

The 586s were classified as demonstration units, and were recorded in inventory and are depreciated over a one year period. Depreciation expense on the demonstration units was $208,075 and $680,571 for the years ended December 31, 1999 and 1998. As of December 31, 1999, the demonstration units had been fully depreciated.

Revenue on the sales is recognized when the Pentium units are shipped to the customers. For the year ended December 31, 1999, Cycomm has recognized revenue of $164,826 related to the shipment of Pentium units to customers in exchange for the 586 units.


NOTE 12:  COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company leases equipment, included in fixed assets, under leases which are classified as capital leases. Total payments under these capital leases are due in monthly installments with imputed interest of 12.67% through December 31, 2003. The Company occupies office space at various locations under non-cancellable operating leases. Certain leases contain escalation clauses and require the Company to pay its share of any increase in operating expenses and real estate tax. Future minimum lease payments under the Company's capital and non-cancellable operating leases are as follows:

                                               Capital        Operating
Year ending December 31,                       Leases          Leases

2000                                            $3,999        $290,320
2001                                             3,999         174,425
2002                                             3,999         146,455
2003                                             1,332         147,415
2004                                               ---         145,634
                                                ------        --------
                                                13,329        $904,249
                                                              ========
Less: amount representing interest on           (2,503)
capital leases                                 -------
Present value of future minimum capital        $10,826
lease payments                                 =======

Total rental expense under the various operating leases for continuing operations amounted to $236,795 and $233,999 for the years ended December 31, 1999 and 1998, respectively.

The Company is engaged in ordinary and routine litigation incidental to its business. Management does not anticipate that any amounts which it may be required to pay by reason thereof will have a material effect on the Company's financial position or results of operation.

NOTE 13:  CAPITAL STOCK

Authorized Capital

The authorized capital of the Company consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value, issuable in series.

Common Stock

The issued common stock of the Company consisted of 16,807,696 and 12,210,311 shares as of December 31, 1999 and 1998, respectively.

During 1999, Cycomm raised capital through 8 separate private equity placements of its common stock. The stock was issued at a discount to the market price on the date of issuance. In total, Cycomm issued 3,421,190 shares of common stock for gross proceeds of $1,767,142. Cash proceeds after commissions and issue costs were $1,738,842. In conjunction with these private placements, the Company issued 195,833 options with a fair value on the date of issuance of approximately $263,000 as calculated under the Black-Scholes model. Additionally, during 1999, Cycomm issued 205,717 shares of common stock in settlement of an obligation of $27,145.

The Company raised capital during the year ended December 31, 1998 through 5 separate private equity placements of its common stock. The stock was issued at a discount to the market price on the date of the issuance. In total, the Company issued 1,870,000 shares of common stock for gross proceeds of $3,685,000. Cash proceeds, after commissions and issue costs were $2,895,750. In conjunction with these private placements, the Company issued 370,000 warrants with a fair value on the date of issuance of approximately $592,000 as calculated under the Black-Scholes model.

Convertible preferred shares and related accrued dividends were converted into 992,223 and 287,054 shares of common stock for the years ended December 31, 1999 and 1998, respectively. No convertible debentures were converted into common stock during 1999, however convertible debentures and related accrued interest were converted into 236,380 shares of common stock during the year ended December 31, 1998.

Preferred Stock

On February 26, 1998, Cycomm issued 20 shares of Series B convertible redeemable preferred stock ("Series B preferred stock") with a conversion value of $50,000 per share for net proceeds of $900,000. The Series B preferred stock is convertible at the option of the holder into common stock of the Company. The conversion price is the lesser of $2.38, or a 15% discount of the five-day average closing bid price prior to the date of conversion. In the event that Cycomm's common stock is trading at or below $1.50 per share at the conversion date, Cycomm has the right to redeem the preferred shares at a premium of 18% over the conversion price. If Cycomm does not exercise this right, the holder may convert 10% of its preferred shares, and up to a further 10% every 20 days thereafter. During 1999, 7 shares of preferred stock and related accrued dividends were converted into 282,617 shares of common stock. In the year ended December 31, 1999, Cycomm also reversed an earlier conversion of 1 share of preferred stock, canceling the 21,745 shares of common stock that had previously been issued. During 1998, 12 shares of preferred stock and related accrued dividends were converted into 287,054 shares of common stock. As of December 31, 1999, 18 shares of Series B preferred stock have been converted into 547,926 shares of common stock, and 2 shares of Series B preferred stock are outstanding.

On May 5, 1999, Cycomm issued 6 shares of Series C convertible redeemable preferred stock ("Series C preferred stock") with a conversion value of $50,000 per share for net proceeds of $247,500. The Series C preferred stock is convertible at the option of the holder into common stock pursuant to a conversion schedule as set forth in the agreement. The holder can convert 50% of its preferred shares after four months from the issuance date, and the balance after nine months from the issuance date. The conversion price is the lesser of $0.63, or a 15% discount of the five-day average closing bid price prior to the date of conversion. In the event that Cycomm's common stock is trading at or below $.50 per share at the conversion date, Cycomm has the right to redeem the preferred shares at a premium of 15% over the conversion price. As of December 31, 1999, 1 share of Series C preferred stock and related accrued dividends had been converted into 109,606 shares of common stock, and 2 preferred shares were eligible for conversion.

On July 14, 1999, Cycomm issued 6 shares of Series D convertible redeemable preferred stock ("Series D preferred stock") with a conversion value of $50,000 per share for net proceeds of $268,500. The Series D preferred stock was convertible at the option of the holder into common stock pursuant to a conversion schedule as set forth in the agreement. The holder could convert 25% of its preferred shares after 30 days from the issuance date, and a further 25% every 30 days thereafter. The conversion price was the lesser of $0.74, or a 20% discount of the five-day average closing bid price prior to the date of conversion. Cycomm could redeem the Series D preferred shares at any time prior to conversion at a price equal to the conversion value of the shares. At the time the Series D preferred stock was issued, Cycomm placed 600,000 shares of its common stock in an escrow account, to be issued upon conversion of the preferred shares. On December 31, 1999, Cycomm reached an agreement with the holders of the Series D preferred stock under which the holders would convert the 6 shares of preferred stock for the 600,000 shares held in escrow.


NOTE 14:  STOCK OPTIONS AND WARRANTS

Stock Options

The Company has historically granted non-qualified stock options to directors, officers, employees and other parties which generally become exercisable immediately and have expiration terms ranging from two to five years. The options are granted at an exercise price that equals the fair market value on the date each option is granted.

On June 21, 1999, the Company granted 1,896,438 options to its directors, officers and employees at $0.375 per share, which approximated the market price on the date of the grant. These options were not covered under the 1997 plan.

In November 1997, the Company adopted the 1997 Stock Option Plan ("1997 Plan") under which a maximum aggregate of 1,000,000 shares were reserved for grant to all eligible employees of the Company. The stock options granted under the 1997 Plan are exercisable at the fair market value of the common stock on the date of grant with 25% vesting on each of the four successive anniversary dates from the date of grant. The stock options have a term of ten years. For the year ended December 31, 1998, a total of 230,000 stock options were granted under the 1997 Plan. No options were issued under this plan in 1999. As of December 31, 1999, 530,000 options are available under the 1997 Plan.

The following table summarizes the activity in common shares subject to options for the relevant periods ended December 31, 1999:

                                Shares       Option Price
                                                 Range
Balance, December 31, 1996     1,401,500    $3.00 - $10.95


    Granted                    1,395,000    $2.00 - $3.31
    Exercised                        ---         ---
    Terminated                  (344,000)   $3.50 - $10.95
                               ---------
Balance, December 31, 1997     2,452,500    $2.00 - $8.10
1997                           =========

    Granted                    1,405,000    $1.88 - $2.50
    Exercised                        ---         ---
    Terminated                  (387,500)   $2.50 - $4.05
                               ---------
Balance, December 31, 1998     3,470,000    $1.88 - $8.10
                               =========

    Granted                    2,217,271    $0.38 - $0.75
    Exercised                        ---         ---
    Terminated                (1,956,062)   $0.38 - $8.10
                              ----------
Balance, December 31, 1999     3,731,209    $0.38 - $8.10
                               =========


Options were exercisable with respect to 3,225,367 shares at December 31, 1999. The weighted average contractual life of options outstanding as of December 31, 1999 was 3.94 years. The weighted average exercise price of options exercisable at December 31, 1999 was $1.40.

Had compensation expense for the Company's stock options and warrants granted after June 1, 1995 been determined based on the fair value at the grant dates for awards under those plans, the Company's pro forma net loss and net loss per share for the reported periods would have been as follows:

                                        Year Ended         Year Ended
                                    December 31, 1999  December 31, 1998

Net loss attributable to common       $(9,112,481)       $(8,446,049)
stockholders
Compensation expense                   (5,084,380)          (117,292)
                                     ------------        -----------
Pro forma net loss  attributable to
common stockholders                  $(14,196,861)       $(8,563,341)
                                     ============        ===========

Pro forma net loss per share
attributable to common                     $(1.04)            $(0.79)
stockholders                               ======             ======


The effects on pro forma net loss per share of expensing the estimated fair value of stock options and warrants are not necessarily representative of the effects on reported net income for future years due to such things as the vesting period of the stock options and warrants and the potential for issuance of additional stock options and warrants in future years.

The fair value of options and warrants granted after June 1, 1995, used as a basis for the above pro forma disclosures, was estimated at the date of grant using the Black-Scholes option pricing model. The option and warrant pricing assumptions for 1999 include a dividend yield of 0%, an expected volatility of 1.268 and a risk free interest rate of 6.36% over the life of the options. The expected life of the options was 4.88 years for 1999. The option and warrant pricing assumptions for 1998 include a dividend yield of 0%, an expected volatility of .809 and a risk free interest rate of 6.30% over the life of the options. The expected life of the options was 5.73 years for 1998.

For the years ended December 31, 1999 and 1998, the Company recognized $263,458 and $450,000 in compensation expense related to stock options issued to non-employees.

The weighted average fair values and exercise prices are as follows:

                           Year Ended         Year Ended
                        December 31, 1999 December 31, 1998

Weighted-average fair
value per option              $2.63             $1.48
granted

Weighted-average
exercise price per            $0.38             $2.20
option granted

Common Share Purchase Warrants

The Company has granted common share purchase warrants to directors, officers and other parties which become exercisable immediately and have expiration terms ranging from one year to five years. The warrants are generally granted at an exercise price that equals fair market value of the common stock at the date each warrant is granted. However, certain warrants are granted with an exercise price in excess of the fair market value of the common stock at the date each warrant is granted. During the year ended December 31, 1998, the Company issued 370,000 warrants to purchase its common stock for services related to the private placement of common stock with exercise prices within a range of $2.00 to $3.00. During 1999, the Company issued an additional 200,000 warrants in conjunction with the purchase of its Cycomm Mobile Solutions subsidiary from M3i Technologies. At December 31, 1999, the following warrants to purchase the Company's common stock were outstanding:

          Exercise     Expiration
 Shares     Price         Date

  5,000     $ 4.75   November 30, 2000
 50,000     $ 2.50   February 26, 2000
 75,000     $ 2.50   September 17, 2000
 20,000     $ 2.50   February 26, 2000
200,000     $0.00005  May 24, 2001
-------
350,000
=======


NOTE 15:  SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information for the relevant periods are summarized as follows:


                                                    Year ended     Year ended
                                                   December 31,   December 31,
                                                      1999           1998

Cash flow effects of changes in operating  assets
 and Liabilities, net of acquisitions:
      Accounts receivable                             $1,436,066    $1,452,158
      Inventories                                        612,169       (90,191)
      Prepaid expenses                                    15,006        (6,473)
      Accounts payable - trade                           546,245    (1,486,003)
      Accrued liabilities                                 18,832       165,584
      Dividends payable on preferred stock                27,145           ---
      Deferred revenue                                 (164,826)       934,948
                                                      ---------       --------
                                                      $2,490,637      $970,023
                                                      ==========      ========

Non-cash investing and financing activities:
 Conversion of convertible debentures to
  common stock                                          $    ---       $278,625
   Conversion of preferred stock to common stock        $658,092       $563,287
   Marketable  securities  received  from sale of
discontinued operation: Val-Comm, Inc.                  $496,034            ---


Cash paid during the period:
   Interest paid                                        $394,822       $759,169
   Income taxes paid                                         ---            ---

NOTE 16:  INCOME TAXES

The Company accounts for income taxes under the liability method required by FAS Statement No. 109, "Accounting for Income Taxes". Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. For consolidated financial statement purposes, a change in valuation allowance has been recognized to offset certain deferred tax assets for which realization is uncertain. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1999 and 1998 are as follows:

                                                December 31,   December 31,
                                                    1999          1998

Deferred tax assets
   Deferred revenue                                   300,348         ---
   Non-employee stock options                         278,249     175,500
   Book over tax depreciation and amortization        315,513     309,663
   Inventory capitalization and related
    reserves                                              ---     821,479
   Net operating loss carryforward                 17,234,308  15,073,313
   Nondeductible expense and reserves                 225,903     160,861
                                                  -----------  ----------
Total deferred tax assets                          18,354,321  16,540,816
Valuation allowance for deferred tax assets      (18,354,321) (16,540,816)
                                                 -----------  -----------
Net deferred tax asset                           $    ---     $      ---
                                                 ===========  ===========


There was no provision for income taxes in the years ended December 31, 1999 and 1998 as the Company incurred losses in those years and a valuation allowance was provided for the increase in the deferred tax asset.

A reconciliation between federal statutory income tax rates and the effective tax rate of the Company at December 31 is as follows:

                                                December 31,   December 31,
                                                   1999           1998

US federal statutory benefit rate                  (35.0)%       (35.0)%
US state tax benefit, net of federal income
tax effect                                          (4.0)         (4.0)
Change in valuation allowance                       39.0          39.0
                                                    ----          ----
Effective rate on operating loss                     ---           ---
                                                    ====          ====

The Company has US net operating loss carryfowards available at December 31, 1999 of approximately $43 million for US tax purposes to offset income in future years. These carryfowards will expire in the years 2000 through 2015, unless previously utilized. The tax attributes identified above may be subject to limitation arising from changes of ownership over the three year statutory testing period. The Company has Canadian net operating loss carryforwards available at December 31, 1999 of approximately $4.5 million; these carryforwards will expire in the years 2003 and 2006 if not used.

In addition, the Company has future deductible research and development costs for Canadian federal tax purposes of $650,000. These costs have an indefinite carryover period.

NOTE 17:  RELATED PARTY TRANSACTIONS

In April 1997, the Company loaned certain officers, directors and employees an aggregate of $184,000 in order to purchase 92,000 shares of the Company's common stock in a private transaction. At December 31, 1999, amounts outstanding under these loans total $128,684 in principal and $20,297 in accrued interest receivable. The loans are secured by the common stock, bear interest at 5.9% and are due April 30, 2000. The Company has recorded a valuation allowance of $88,470 against the receivable and the net balance of $60,511 is reflected as a contra equity account in the accompanying balance sheet.

The Company subleases office space from Corstone Corporation, which previously employed Cycomm's Chief Executive Officer and former Chief Financial Officer. Corstone is a merchant banking firm that provided consulting services to Cycomm prior to 1998. These consulting services included financial, legal and administrative services. No consulting fees were paid to Corstone for the years ended December 31, 1999 and 1998. The Chief Executive Officer and former Chief Financial Officer have no direct or indirect ownership interest in Corstone Corporation.

On September 20, 1999, Cycomm received an investment of $500,000 from Stephen Sparks in the form of a convertible debenture (See Note 6: Notes Payable and Convertible Debentures). In connection with this investment, Mr. Sparks was appointed to Cycomm's Board of Directors. Mr. Sparks owns several businesses in the Washington, DC area including a temporary employee staffing company. Cycomm occasionally uses Mr. Sparks' company for temporary employee staffing, and is charged standard rates for their services.

In June of 1999, Cycomm entered into an employee staff leasing agreement with ProLease, a company in which Cycomm's Chief Executive Officer holds a minority ownership interest. Under this agreement, ProLease is the employer of record for Cycomm's U.S. employees and handles payroll processing, payroll tax and benefit administration, and other human resources functions. Cyomm's U.S. employees are eligible to participate in ProLease's 401(K) plans and health insurance benefits packages. Cycomm is charged standard rates for ProLease's services.

NOTE 18: SEGMENT AND RELATED INFORMATION

In 1998, Cycomm adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, to report the results of its three business segments: Mobile Computing, Secure Computing and Communications Security. During 1999, Cycomm sold its Secure Computing and Communications Security segments (See Note 2: Discontinued Operations). The results from continuing operations on Cycomm's financial statements for the years ended December 31, 1999 and 1998 present the results of the Mobile Computing segment.

Geographic Region Data                    December 31,    December 31,
                                              1999            1998

Sales
      United States                         $3,125,903     $10,138,562
      Canada                                   137,275       3,095,110
                                            ----------     -----------
                                            $3,263,178     $13,233,672
                                            ==========     ===========
Loss from Operations
      United States                         $2,877,253      $3,551,698
      Canada                                 2,197,845         591,716
                                            ----------      ----------
                                            $5,075,098      $4,143,414
                                            ==========      ==========
Identifiable Assets
      United States                         $1,842,812      $7,175,815
      Canada                                 1,162,716       3,754,905
                                            ----------     -----------
                                            $3,005,528     $10,930,720
                                            ==========     ===========

NOTE 19:  MAJOR CUSTOMERS

The Company is not dependent upon any single customer that purchases its products. However, sales to three major customers comprise 22%, 15% and 13%, respectively of consolidated sales for the year ended December 31, 1999. Sales to two major customers comprised 23% and 22%, respectively, of consolidated sales for the year ended December 31, 1998.

NOTE 20:  CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally trade receivables. Concentration of credit risk with respect to trade receivables exists at year end as approximately $620,017 or 43% of the outstanding accounts receivable related to one customer. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management's expectations.

NOTE 21: IMPACT OF THE YEAR 2000

In prior years, the Company discussed the nature and progress of its plans to become Year 2000 ready. In late 1999, Cycomm completed its remediation and testing of systems. As a result of those planning and implementation efforts, the Company experienced no significant disruptions in critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. Cycomm is not aware of any material problems resulting from Year 2000 issues, either with its products, its internal systems, or the products and services of third parties. The Company will continue to monitor its critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

NOTE 22:  SUBSEQUENT EVENTS

In January 2000, Cycomm raised capital through 3 separate private equity placements of its common stock. The stock was issued at the market price at the date of the letter of intent, which was a discount to the market price on the date of the issuance. In total, the Company issued 6,112,000 shares of common stock for gross proceeds of $3,126,000. Cash proceeds, after commissions and issue costs were $3,026,000. In conjunction with these private placements, the Company issued 5,000,000 warrants with a fair value on the date of issuance of approximately $8,736,500.

On March 31, 2000, Cycomm entered into an agreement with the holders of the $3,000,000 7% convertible debentures under which the debentures were sold to a third party, who was assigned all rights privileges and obligations of the original holders. Concurrent with the sale, Cycomm entered into an agreement with the new holders under which the debentures were converted into preferred stock of the Company. The debentures were converted into 30 shares of Series E convertible redeemable preferred stock ("Series E preferred stock") with a conversion value of $100,000 per share. The Series E preferred stock is convertible at any time at the option of the holder. The conversion price is equal to the average closing bid price of the Company's stock for the 20 days prior to the date of conversion. The Series E preferred stock cannot be converted for less than $2.00 per share. The Series E preferred stock accrues dividends at 7% per annum, which can be paid in cash or in common stock at the option of the Company. The Series E preferred stock is redeemable at the option of the Company at a price equal to conversion price on the date of redemption. The Series E preferred stock has no mandatory redemption provisions. The debentures have been classified as long term in the accompanying financial statements as a result of this transaction.

On March 30, 2000, Stephen Sparks converted his $500,000 7% convertible debenture into common stock of the Company. At the time of conversion, the debenture had earned accrued interest of $17,452. The principal and accrued interest were converted into 1,034,904 shares of common stock. The debentures have been classified as long term in the accompanying financial statements as a result of this transaction.

For the three months ended March 31, 2000, Cycomm recognized revenue of $114,391 that was previously deferred. Cycomm completed shipments of Pentium units to customers in exchange for units with 586 processors. On April 3, 2000, Cycomm reached an agreement with the remaining customer eligible for the 586 for Pentium swap-out. Under this agreement, the customer agreed to forego the right to swap 586 units for Pentiums in exchange for the forgiveness of an obligation and an extension of the warranty period. As of April 3, 2000, the Company has no future obligations related to the 586 for Pentium swap-out.

On January 21, 2000, Cycomm cancelled 205,717 shares of its common stock that had been issued in settlement of a vendor obligation of $77,144, and issued 400,000 shares in full settlement of an obligation of $161,223.

Subsequent to December 31, 1999, 5 shares of Series C preferred stock were converted by the holders. On January 24, 2000, 2 shares of Series C preferred stock and related accrued dividends were converted into 171,573 shares of common stock. On March 7, 2000 3 shares of Series C preferred stock and related accrued dividends were converted into 260,186 shares of common stock.

Part II. Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers.

      Provisions of the Wyoming Business Corporation Act and Cycomm's Bylaws provide indemnification for directors, officers and controlling persons of Cycomm against certain liabilities, including liability under the Securities
Act of 1933, under certain circumstances.   Insofar as indemnification for
liabilities arising under that Act may be permitted to such persons, Cycomm has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid in the successful defense of any action) is asserted by such persons in connection with this registration statement, unless Cycomm's counsel is of the opinion that the matter has been settled by controlling precedent, Cycomm will submit to a court the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of that question.


Item 25.  Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses in connection with distribution of the Common Shares hereby registered. All amounts are estimated except the SEC fees and are expressed in U.S. dollars.

                                                      Payable by Registrant

  SEC Registration Fee                                      $   3,614
  Legal fees                                                    5,000
  Accounting fees                                               7,000
  Miscellaneous fees                                            1,000
                                                              -------
  Total                                                       $16,614
                                                              =======


Item 26.  Recent Sales of Unregistered Securities

      On July 6, 1999, Cycomm issued 500,000 shares of its common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to Thomson Kernaghan & Co., Ltd., for net proceeds after issuance costs of $296,700.

      On August 4, 1999, we issued 228,571 shares of common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to Prudential Bache Securities Inc., for net proceeds of $100,000.

      On August 4, 1999, we issued 234,285 shares of common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to Brown Brothers Harriman, for net proceeds of $117,142.

      On August 26, 1999, we issued 205,717 shares of common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to Strategic Growth International Inc.("SGI"). These shares were issued in payment of consulting fees due from Cycomm in the amount of $77,144. On January 21, 2000, pursuant to an agreement with SGI, the 205,717 shares issued on August 26, 1999 were cancelled, and Cycomm issued 400,000 shares in full payment of consulting fees totaling $161,153.

        On September 17, 1999, we issued 250,000 shares of common stock that are restricted under Regulation S of the Securities Exchange Act of 1934, to Charles Beck, for net proceeds of $125,000.

      On September 30, 1999, we issued 333,334 shares of common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to Peter Melhado, for net proceeds of $250,000.

      On October 25, 1999, we issued 250,000 shares of common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to Bruce Robinson, for net proceeds of $100,000.

      On October 28, 1999, we issued 500,000 shares of common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to Peter Melhado, for net proceeds of $250,000.

      On November 1, 1999, we issued 115,000 shares of common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to Neptune Capital Partners, L.L.C., for net proceeds of $57,500.

      On November 1, 1999, we issued 120,000 shares of common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to Neptune Explorer Fund, Ltd., for net proceeds of $60,000.

      On November 1, 1999, we issued 90,000 shares of common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to Neptune Explorer Partners, L.P., for net proceeds of $45,000.

      On November 1, 1999, we issued 175,000 shares of common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to Neptune Fund, Ltd., for net proceeds of $87,500.

      On January 13, 2000, we issued 145,833 shares of common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to Peter Melhado in connection with the exercise of options to purchase common stock, for net proceeds of $74,999.

      On January 18, 2000 we issued 41,000 shares of common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to American Explorer Fund, Ltd., for net proceeds of $24,600.

      On January 18, 2000 we issued 64,000 shares of common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to Goldman Sachs Performance Partners, L.L.C., for net proceeds of $38,400.

      On January 18, 2000 we issued 54,000 shares of common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to Goldman Sachs Performance Partners Offshore, L.L.C., for net proceeds of $32,400.

      On January 18, 2000 we issued 81,000 shares of common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to Goldman Sachs Strategic Technologies Partners, L.L.C., for net proceeds of $48,600.

      On January 18, 2000 we issued 107,000 shares of common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to Neptune Capital Partners, L.L.C., for net proceeds of $64,200.

      On January 18, 2000 we issued 110,000 shares of common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to Neptune Explorer Fund, Ltd., for net proceeds of $66,000.

      On January 18, 2000 we issued 88,000 shares of common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to Neptune Explorer Partners, L.P., for net proceeds of $52,800.

      On January 18, 2000 we issued 145,000 shares of common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to Neptune Fund, Ltd., for net proceeds of $87,000.

      On January 18, 2000 we issued 10,000 shares of common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to Taib Bank, for net proceeds of $6,000.

      On January 26, 2000 we issued 4,000,000 shares of common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to Special Situations Private Equity Fund, L.P., for net proceeds of $1,900,000.

      On January 26, 2000 we issued 500,000 shares of common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to Albert I. Hawk, for net proceeds of $250,000.

      On January 26, 2000 we issued 500,000 shares of common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to Stephen Sparks, for net proceeds of $250,000.

      On January 31, 2000 we issued 500,000 shares of common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to Palos Capital Corporation, for net proceeds of $240,000.

      On May 8, 2000 we issued 1,200,000 shares of common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to Willbro Nominees Ltd., for net proceeds of $1,080,000.

     On July 31, 2000 we issued 333,334 shares of common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to Willbro Nominees Ltd., for net proceeds of $250,000.

     On August 30, 2000 we issued 666,666 shares of common stock that are restricted under Regulation D of the Securities Exchange Act of 1934, to Willbro Nominees Ltd., for net proceeds of $450,000.


Item 27. Exhibits.

(a)   Exhibits

      (1)   The  following  exhibits  are  filed as part of this  Registration
Statement on Form SB-2        and  incorporated  by  reference  herein  to the
extent possible.


            1.1   Certificate of Incorporation                          (1)
            1.2   Certificate of Incorporation on Change of Name        (1)
            1.3   Certificate of Continuance                            (1)
            1.4   Amended Articles of Incorporation
            1.5   Legal Opinion                                         (?)
            ___
            10.6  Asset Purchase Agreement among and between            (2)
                  9036-8028 Quebec, Inc., Cycomm International Inc.
                  and M3i Technologies, Inc. and M3i Systems Inc.
                  date June 21, 1996
            10.7  Management Services Agreement - Albert I. Hawk        (3)
            10.11 Commercial Revolving Loan, Additional Loan and
                  Security Agreement by and among the Company
                  and American Commercial Finance Corp.                 (4)
            10.12 Cycomm International Inc. 1997 Stock Option Plan      (4)
            10.13 Stock Purchase Agreement and Certificate of
                  Designation of Series B Convertible Redeemable
                  Preferred Stock                                       (4)
            23.1  Consent of Independent Auditors
            23.2  Consent of Counsel Offering Legal Opinion

(1) Previously filed as an Exhibit to Form 20-F Registration Statement (as amended), Form 20-F Annual Reports and Form 6-K Reports of Foreign Issuer and incorporated by reference herein.

(2) Previously filed as an Exhibit to Form 8-K dated June 21, 1996 and incorporated by reference herein.

(3)   Previously  filed as an  Exhibit  to Form  10-KSB for the year ended May
31, 1996 dated September 12, 1996   and incorporated by reference herein.

(4) Previously filed as an Exhibit to Form 10-KSB for the year ended December 31, 1997 dated March 31, 1998 and incorporated by reference herein.

Item 28. Undertakings.

(a)   The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Cycomm has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of Cycomm in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Cycomm will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia, on September __, 2000.

                     CYCOMM INTERNATIONAL INC.



                     Albert I. Hawk, President and
                     Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                                                       Date: September __, 2000
Albert I. Hawk, President, Chief
Executive Officer and Chairman of the Board
(Principal executive officer)


                                                       Date: September __, 2000
Calvin G. Cobb, Chief Financial Officer
(Principal financial officer and principal accounting officer)


                                                       Date: September __, 2000
Hubert R. Marleau, Director



                                                       Date: September __, 2000
Lt. Gen. Thomas P. Stafford, Director



                                                       Date: September __, 2000
Stephen Sparks, Director

                                                                  Exhibit 23.1



                       Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated April 6, 2000, in the Registration Statement (Form SB-2 No. 333-37056) and related Prospectus of Cycomm International, Inc. for the registration of 16,989,071 shares of its common stock.




                                                /s/ Ernst & Young LLP


McLean, Virginia
September 13, 2000

                                                                   Exhibit 5.1

              Consent of Hirst & Applegate, P.C. Wyoming Counsel

                                  _________
                             September 15, 2000

Cycomm International Inc.
1420 Springhill Road
Suite 420
McLean, VA  22102

Ladies and Gentlemen:

      RE:   REGISTRATION ON FORM SB-2

      We have acted as Wyoming counsel to Cycomm International Inc., a Wyoming corporation (the "Company"), in connection with the registration of 11,939,071 shares of its common stock, no par value, (its "Common Shares"), for sale by certain stockholders of Company, the registration of 5,000,000 Common Shares to be issued upon exercise of outstanding warrants (the "Warrants") and the registration of 50,000 Common Shares to be issued upon exercise of outstanding options (the "Options"). We have examined such documents, corporate records, minutes, consents, certificates of officers of the Company including the Officer's Certificate of May 11, 2000 and other instruments, and have reviewed such laws and regulations as we have deemed necessary. In the course of such examination, we have assumed the genuineness of all signatures; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies; and the authenticity and completeness of the originals of all such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of Cycomm and others.

      Based upon and subject to the foregoing, and subject to the other limitations and qualifications set forth herein, we are of the opinion that the Common Shares have been duly authorized for issuance by Cycomm and that the Common Shares are, and the Common Shares underlying the Warrants and Options upon exercise or conversion will be, validly issued, fully paid and nonassessable.

      The foregoing opinion is subject to the qualifications that:

(a)   legality, validity or enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally;

(b)   general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is considered in proceedings at law or in equity;

(c)   our opinion is limited to matters governed by the laws of Wyoming and no opinion is expressed herein as to any matter governed by the laws of any other jurisdiction;

(d)   the opinions expressed herein are strictly limited to the matters stated herein and no other opinions may be implied beyond the matters expressly so stated.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters".

                                  Yours very truly,


                                          HIRST & APPLEGATE, P.C.


                                          BY:  DALE W. COTTAM